UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant	☑
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MFA Financial, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2016

To the Stockholders of MFA Financial, Inc.:

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of MFA Financial, Inc., a Maryland corporation (“MFA,” “we” or “our”), will be held at The Lotte New York Palace Hotel, 455 Madison Avenue (at 51st Street), New York, New York 10022, on Wednesday, May 25, 2016, at 9:00 a.m., New York City time, for the following purposes:

(1)	To elect the three (3) directors named in the proxy statement to serve on MFA’s Board of Directors (the “Board”) until our 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
(2)	To consider and vote upon the ratification of the appointment of KPMG LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2016;
(3)	To consider and vote upon an advisory (non-binding) resolution to approve MFA’s executive compensation as disclosed in the proxy statement; and
(4)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on March 29, 2016, has been fixed by the Board as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

Whether or not you plan to attend in person, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to MFA by using our dedicated internet voting website, our toll-free telephone number or, if you prefer, the mail. By submitting your proxy voting instructions promptly, either by internet, telephone or mail, you can help MFA avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

In order to submit proxy voting instructions prior to the Annual Meeting, you have the option of authorizing your proxy (a) through the internet at www.proxyvote.com and following the instructions described on the notice and access card previously mailed to you or on your proxy card, (b) by toll-free telephone at 1-800-690-6903 and following the instructions described on your proxy card or (c) by completing, signing and dating your proxy card and returning it promptly in the postage-prepaid envelope provided.

Your proxy is being solicited by the Board. The Board recommends that you vote “FOR” the proposed items.

By Order of the Board

Harold E. Schwartz
Secretary

New York, New York
April 12, 2016

i

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2016

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of MFA Financial, Inc., a Maryland corporation (“MFA,” the “Company,” “we,” “our” or “us”), for exercise at MFA’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Lotte New York Palace Hotel, 455 Madison Avenue (at 51st Street), New York, New York 10022, on Wednesday, May 25, 2016, at 9:00 a.m., New York City time, or at any postponement or adjournment thereof.

In order to submit proxy voting instructions prior to the Annual Meeting, stockholders have the option to authorize their proxy by internet, telephone or mail. Stockholders are requested to authorize a proxy to vote their shares of our common stock, par value $0.01 per share (the “Common Stock”), at the Annual Meeting by using the dedicated internet voting website or toll-free telephone number provided for this purpose. Alternatively, stockholders may authorize their proxy by completing, signing and dating their proxy card and returning it in the postage-prepaid envelope provided. Specific instructions regarding the internet and telephone voting options are described on the notice of access card previously mailed to you and/or on your proxy card. Stockholders who authorize their proxy by using the internet or telephone voting options do not need to also return a proxy card.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, (ii) submitting a later-dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting.

If a proxy is properly authorized, submitted without specifying any instructions thereon and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted (i) FOR the election of the three (3) directors named in this Proxy Statement to serve on the Board until our 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016, and (iii) FOR the advisory (non-binding) resolution to approve our executive compensation as disclosed in this Proxy Statement. As to any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about April 13, 2016.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2015, which includes financial statements audited by KPMG LLP, our independent registered public accounting firm, and their report thereon, dated February 18, 2016.

VOTING INFORMATION

Record Date and Oustanding Shares

Stockholders will be entitled to one vote for each share of Common Stock held of record at the close of business on March 29, 2016 (the “Record Date”), with respect to (i) the election of the three (3) directors named in this Proxy Statement to serve on the Board until our 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016, (iii) the advisory (non-binding) resolution to approve our executive compensation (“Say-on-Pay”) and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponement or adjournment thereof.

As of the Record Date, we had issued and outstanding 371,077,679 shares of Common Stock.

Quorum and Required Vote

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

Assuming a quorum is present, the business scheduled to come before the Annual Meeting will require the following affirmative votes:

(i)	with respect to the election of directors, a majority of the total votes cast for and against the election of each nominee;
(ii)	with respect to the ratification of the appointment of our independent registered public accounting firm, a majority of the votes cast on the proposal; and
(iii)	with respect to the advisory (non-binding) vote on Say-on-Pay, a majority of the votes cast on the proposal.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present.

An abstention is the voluntary act of directing your proxy to abstain or attending the meeting in person and marking a ballot to abstain.

A broker non-vote occurs when a nominee (i.e., a broker) holding shares for a beneficial owner has not received instructions from the beneficial owner on a particular proposal for which the nominee is not permitted to exercise discretionary voting power under New York Stock Exchange (the “NYSE”) rules, and therefore, the nominee does not cast a vote on the proposal.

Under NYSE rules brokers are not permitted to vote shares held in their clients’ accounts on elections of directors or on the non-binding Say-on-Pay vote (each of which is considered a non-routine matter), unless, in either case, the client (as beneficial owner) has provided voting instructions to the broker. The ratification of the appointment of our independent registered public accounting firm is, however, a proposal for which brokers do have discretionary voting authority. If you hold your shares in “street name” (i.e., through a broker or other nominee), your broker or nominee will not vote your shares on non-routine matters unless you provide instructions on how to vote your shares. You can instruct your broker or nominee how to vote your shares by following the voting procedures provided by your broker or nominee.

Abstentions and broker non-votes, if any, do not count as votes cast on the election of directors, the ratification of the appointment of KPMG LLP or the advisory (non-binding) vote on Say-on-Pay. Accordingly, abstentions and broker non-votes, if any, will have no effect on the election of directors, the ratification of the appointment of KPMG LLP or the advisory (non-binding) vote on Say-on-Pay.

CORPORATE GOVERNANCE

Role of the Board

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of the Board. The Board has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of the Board keep informed of our business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our chief executive officer (“CEO”) and other executive officers.

Board Leadership Structure

We currently separate the roles of Chairman of the Board and CEO, with the chairmanship held by a non-executive independent director. Until January 1, 2014, these roles had been combined, with some of the powers traditionally granted to a Chairman of the Board instead held by a Lead Director, who was fully independent of MFA’s management. During the latter half of 2013, the Board reevaluated our leadership structure. As a result of this evaluation, the Board amended our Bylaws, effective January 1, 2014, to provide that the Chairman of the Board does not automatically serve as CEO, and that the Chairman may be an executive or non-executive of the Company. At present, our Board believes that the separation of roles, while not required, fosters clear accountability and enhances the Board’s oversight of and independence from management, as well as its ability to carry out its roles and responsibilities on behalf of stockholders. The Board also believes that the current structure fosters effective decision-making and alignment on corporate strategy. In addition, the Board believes that separation of the Chairman and CEO roles strengthens risk management. Also, the Board believes that this leadership structure allows our CEO to focus more of his time and energy on day-to-day management and operations of the business.

Role of the Non-Executive Chairman

George H. Krauss, an independent director, currently serves as our Chairman of the Board. Among other things, the Chairman of the Board: (1) presides at all meetings of the Board; (2) has the authority to call, and will lead, meetings and executive sessions of our independent and non-management directors; (3) consults with the CEO and the Board committee chairs in establishing the agenda for Board and Board committee meetings; (4) helps facilitate communication between the CEO and the Board; (5) acts as a liaison between the Board and management; (6) confirms the Board has a process of periodically assessing the effectiveness of the Board, its committees and individual directors and management; and (7) performs such other functions as may be designated from time to time. The Chairman of the Board is elected annually by a majority of the directors then serving on the Board at the first meeting of the Board following the annual meeting of stockholders.

Board’s Role in Risk Oversight

The Board is responsible for the oversight of MFA’s risk management. The Board oversees and monitors MFA’s risk management framework and actively reviews risks that may be material to us. As part of this oversight process, the Board periodically receives reports from management on areas of material risk to MFA, including operational, financial, interest rate, liquidity, credit, market, legal and regulatory, accounting, strategic and cyber (i.e., data protection and information security) risks. The Board receives these reports from the appropriate sources within MFA to enable it to understand our risk identification, risk management and risk mitigation strategies. To the extent applicable, the Board and its committees coordinate their risk oversight roles. As part of its written charter, the Audit Committee of the Board discusses guidelines and policies to govern the process by which risk assessment and risk management, including major financial risk exposures, are undertaken by MFA and its management, and the Compensation Committee of the Board oversees our compensation programs to ensure that they do not encourage unnecessary or excessive risk taking. The goal of these processes is to achieve thoughtful board-level attention to (i) our risk management process and framework, (ii) the nature of the material risks we face, (iii) the adequacy of our risk management process and framework designed to identify, respond to and mitigate these risks and (iv) as necessary or appropriate, make changes to our risk management process and framework to react to a fluid business environment.

Director Independence

MFA’s Corporate Governance Guidelines (the “Governance Guidelines”), which have been adopted and are periodically reviewed by the Board, provide that a majority of the directors serving on the Board must be independent as affirmatively determined by the Board in accordance with the rules and standards established by the NYSE. In addition, as permitted under the Governance Guidelines, the Board has also adopted certain additional categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. Based upon its review of all relevant facts and circumstances, the Board has affirmatively determined that seven of our eight current directors, Stephen R. Blank, James A. Brodsky, Richard J. Byrne, Laurie Goodman, Alan L. Gosule, Robin Josephs and George H. Krauss, qualify as independent directors under the NYSE listing standards and the Independence Standards. Mr. Gorin, by virtue of his position as our Chief Executive Officer, is not an independent director.

The Independence Standards can be found on our website at www.mfafinancial.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees. The Code of Conduct was designed to assist directors, officers and employees in complying with the law, in resolving certain moral and ethical issues that may arise in the performance of their duties and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence on the conduct of audits, records retention, fair dealing, discrimination and harassment, and health and safety. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Code of Conduct and will recommend, as appropriate, proposed changes to the Code of Conduct to the Board.

The Code of Conduct can be found on our website at www.mfafinancial.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Corporate Governance Guidelines

The Board has adopted the Governance Guidelines, which address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Governance Guidelines are Board composition, Board functions and responsibilities, Board committees, director qualification standards, director resignations, director retirements, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and Board and committee performance evaluations. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Governance Guidelines and will recommend to the Board, as appropriate, proposed changes to the Governance Guidelines.

The Governance Guidelines can be found on our website at www.mfafinancial.com. We will also provide the Governance Guidelines, free of charge, to stockholders who request them. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Majority Voting for Directors/Director Resignation Policy.  Our Bylaws provide that a nominee for director will be elected by receiving the affirmative vote of a majority of the total votes cast for and against the election of such nominee in a non-contested election (i.e., where the number of nominees is the same as the number of directors to be elected).

Under the terms of our Governance Guidelines, if a nominee for director who is an incumbent director receives a greater number of votes “against” than votes “for” his or her election, the director is required to promptly tender to the Board his or her offer to resign from the Board. Upon recommendation of the Nominating and Corporate Governance Committee, the Board, excluding such individual, will decide whether or not to accept such offer to resign, and thereafter, it will promptly and publicly disclose its decision. If the Board determines not to accept the director’s offer to resign, the director will continue to serve on the Board until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

In a contested election, the director nominees who receive a plurality of votes cast are elected as directors. Under the plurality standard, the number of individuals equal to the number of directorships to be filled who receive more votes than other nominees are elected to the board, regardless of whether they receive a majority of votes cast.

Review and Approval of Transactions with Related Persons

The Board has adopted written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of our outstanding capital stock or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant rules of the Securities and Exchange Commission (“SEC”) (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•	Any covered related party transaction must be approved by the Board or by a committee of the Board consisting solely of disinterested directors. In considering the transaction, the Board or committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to the Company.
•	On at least an annual basis, the Board or committee will monitor the transaction to assess whether it is advisable for the Company to amend or terminate the transaction.

Procedures

•	Management or the affected director or executive officer will bring the matter to the attention of the Chair of the Audit Committee or, if the Chair of the Audit Committee is the affected director, to the attention of the Chair of the Nominating and Corporate Governance Committee.
•	The appropriate committee Chair shall determine whether the matter should be considered by the Board or by a committee of the Board consisting solely of disinterested directors.
•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.
•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.
•	If a transaction that has been entered into without prior approval is not ratified, the Board or committee may consider additional action, in consultation with counsel, including, but not limited to, with respect to transactions that are pending or ongoing, termination of the transaction on a prospective basis or modification of the transaction in a manner that would permit it to be ratified by the Board or committee, and with respect to transactions that are completed, rescission of such transaction and/or disciplinary action.

Identification of Director Candidates

In accordance with the Governance Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director candidates for the Board and for recommending director candidates to the Board for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are nominated to stand for election to the Board in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly-qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of the Board, our operating requirements and the interests of the Company. In accordance with the Governance Guidelines, director candidates should have experience in positions with a high degree of responsibility and decision making, be able to exercise good business judgment, be able to provide practical wisdom and mature judgment and be leaders in the companies or institutions with which they are affiliated. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, and recommends director candidates based upon contributions they can make to the Board and management and their ability to represent MFA’s long-term interests and those of its stockholders.

Although we do not have a formal written diversity policy, the Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating director candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the Board’s composition as multiple and varied points of view contribute to a more effective decision-making process.

The Nominating and Corporate Governance Committee accepts stockholder recommendations of director candidates and applies the same standards in considering director candidates submitted by stockholders as it does in evaluating director candidates recommended by members of the Board or management. Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or which it otherwise possesses, which may be supplemented by certain inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of the Board. If the Nominating and Corporate Governance Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Corporate Governance Committee may then obtain additional information about a director candidate’s background and experience, including by means of personal interviews. The Nominating and Corporate Governance Committee will then re-evaluate the director candidate using its evaluation criteria. The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the Board for nomination. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the notice procedures outlined under “Submission of Stockholder Proposals,” which may be found on page 58 of this Proxy Statement, may recommend director candidates for evaluation and consideration by the Nominating and Corporate Governance

Committee. Stockholders may make recommendations at any time, but recommendations of director candidates for consideration as director nominees at our annual meeting of stockholders must be received not less than 120 days before the first anniversary of the date of the proxy statement for the previous year’s annual meeting of stockholders. Accordingly, to submit a director candidate for consideration for nomination at our 2017 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by no later than December 14, 2016. The written notice must demonstrate that it is being submitted by a stockholder of record of MFA and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each director candidate’s consent to serve as a director and contact information for each director candidate so that his or her interest can be verified and, if necessary, to gather further information.

Director Retirement Policy.  In the fourth quarter of 2014, the Board amended the Governance Guidelines to establish a mandatory retirement age for directors. Pursuant to this policy, no person who has reached the age of 75 at the time of election or appointment as a director may be elected or appointed as a director; provided, however, that current directors of MFA who have reached the age of 70 or more as of October 1, 2014, may not be re-appointed or nominated for re-election to the Board after reaching the age of 77.

Communications with the Board

The Board has established a process by which stockholders and/or other interested parties may communicate in writing with our directors, a committee of the Board, the Board’s non-employee directors as a group or the Board generally. Any such communications may be sent to the Board by U.S. mail or overnight delivery and should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Secretary, are not required, however, to be forwarded to the directors. The Board has approved this communication process.

Executive Sessions of Independent Directors

The independent directors serving on the Board meet in executive session at least four times per year at regularly scheduled meetings of the Board. These executive sessions of the independent directors are presided over by George H. Krauss, in his capacity as the non-executive Chairman of the Board.

BOARD AND COMMITTEE MATTERS

Board of Directors

The Board is responsible for directing the management of our business and affairs. The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2015, the Board held seven meetings and acted eleven times by written consent in lieu of a meeting. Each of our directors then serving on the Board attended at least 75% of the meetings of the Board (and of the Board’s committees on which they then served) that were held during the portion of 2015 during which he or she was a member of the Board. All directors then serving on the Board (other than Stephen R. Blank) attended our 2015 Annual Meeting of Stockholders. The Board’s policy, as set forth in our Governance Guidelines, is to encourage and promote the attendance by each director at all scheduled meetings of the Board and all meetings of our stockholders.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee.  Stephen R. Blank (Chair), Richard J. Byrne, Laurie Goodman and Robin Josephs are currently the members of the Audit Committee. The Board has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of audit committee members, the Governance Guidelines, the Independence Standards and the written charter of the Audit Committee. The Board has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” beginning on page 14 of this Proxy Statement for a description of their respective backgrounds and experience), that each of Mr. Blank, Mr. Byrne, Ms. Goodman and Ms. Josephs qualifies as an “audit committee financial expert” for purposes of, and as defined by, SEC rules and has the requisite accounting or related financial management expertise required by the NYSE listing standards. In addition, the Board has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. During 2015, the Audit Committee met eight times.

The Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. In accordance with its charter, the Audit Committee has a policy requiring that the terms of all auditing and non-auditing services to be provided by our independent registered public accounting firm be pre-approved by the Audit Committee. The Audit Committee also reviews and evaluates the scope of all non-auditing services to be provided by our independent registered public accounting firm in order to confirm that such services are permitted by the rules and/or regulations of the NYSE, the SEC, the Financial Accounting Standards Board or other similar governing bodies. The specific responsibilities of the Audit Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.

Compensation Committee.  Robin Josephs (Chair), Stephen R. Blank, James A. Brodsky and Alan L. Gosule are currently the members of the Compensation Committee. The Board has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Compensation Committee. During 2015, the Compensation Committee met five times and acted once by written consent in lieu of a meeting.

The Compensation Committee is responsible for, among other things, overseeing the design, approval, administration and evaluation of MFA’s compensation plans, policies and programs and reviewing and establishing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.

Compensation Committee Interlocks and Insider Participation.  There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating and Corporate Governance Committee.  George H. Krauss (Chair), James A. Brodsky, Richard J. Byrne, Laurie Goodman and Alan L. Gosule are currently the members of the Nominating and Corporate Governance Committee. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. During 2015, the Nominating and Corporate Governance Committee met four times.

The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to stand for election by our stockholders, recommending to the Board the directors to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to the Company and directing the Board in an annual review of its performance. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.

We will provide the charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for monitoring, on behalf of the Board, the integrity of our consolidated financial statements, our system of internal controls, the performance, qualifications and independence of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate the performance of and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board.

Management has the primary responsibility for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

During 2015, the Audit Committee held eight meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, KPMG LLP, our independent registered public accounting firm, and Grant Thornton LLP, our internal auditing firm.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2015, and the related report prepared by KPMG LLP, with management and KPMG LLP. The Audit Committee discussed with KPMG LLP and Grant Thornton LLP the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed and discussed with management, KPMG LLP and Grant Thornton LLP management’s annual report on MFA’s internal control over financial reporting and the reports prepared by KPMG LLP with respect to its audit of MFA’s internal control over financial reporting. The Audit Committee met with KPMG LLP and Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of MFA’s internal control environment and the overall quality of our financial reporting.

The Audit Committee reviewed and discussed with KPMG LLP its audit plan for MFA and their proposed implementation of this plan. The Audit Committee also discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of MFA’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB, which included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of MFA’s accounting principles as applied to financial reporting.

The Audit Committee also discussed with KPMG LLP its independence from the Company. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and represented that it is independent from MFA. When considering the independence of KPMG LLP, the Audit Committee considered whether services provided by KPMG LLP, beyond those rendered in connection with its audit of MFA’s consolidated financial statements, its reviews of MFA’s interim condensed consolidated financial statements included in MFA’s quarterly reports on Form 10-Q and its audit of the effectiveness of MFA’s internal control over financial reporting, were compatible with maintaining its independence. The Audit Committee reviewed and approved the audit and other professional services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee received periodic updates on the amount of fees and scope of audit and other professional services provided.

Based on the Audit Committee’s review and the outcome of these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to the Board, and the Board has approved, that MFA’s audited consolidated financial statements for the fiscal year ended December 31, 2015, be included in the Company’s Annual Report on Form 10-K filed with the SEC and 2015 Annual Report to Stockholders. The Audit Committee has also selected and appointed KPMG LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and is presenting this appointment to the Company’s stockholders for ratification.

AUDIT COMMITTEE

Stephen R. Blank, Chair Richard J. Byrne	Laurie Goodman Robin Josephs

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Pursuant to the terms of its charter, the Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of the non-employee directors (the “Non-Employee Directors”) on the Board. The Compensation Committee, with the assistance of an independent compensation consultant, most recently reviewed the compensation of Non-Employee Directors in the first half of 2014.

Based on this review the Compensation Committee recommended, and the Board approved, the following current compensation program for Non-Employee Directors:

•	an annual cash retainer of $100,000, which retainer is payable quarterly in arrears on a pro rata basis.
•	an annual cash retainer for service on one or more committees of the Board pursuant to which each member of the Board’s (i) Audit Committee (other than the Audit Committee Chair) receives $15,000 per year, (ii) Compensation Committee (other than the Compensation Committee Chair) receives $15,000 per year and (iii) Nominating and Corporate Governance Committee (other than the Nominating and Corporate Governance Committee Chair) receives $5,000 per year. These fees are payable quarterly in arrears on a pro rata basis.
•	an annual cash fee of (i) $35,000 per year paid to the Chair of the Board’s Audit Committee, (ii) $35,000 per year paid to the Chair of the Board’s Compensation Committee and (iii) $15,000 per year paid to the Chair of the Board’s Nominating and Corporate Governance Committee, which fees are payable quarterly in arrears on a pro rata basis.
•	an annual grant to each director under the Company’s Equity Compensation Plan of fully-vested shares of our Common Stock or fully-vested restricted stock units (“RSUs”) with a grant value of $100,000.
•	an additional annual grant to the non-executive Chairman of fully-vested shares of our Common Stock or fully-vested RSUs with a grant date value of $85,000.

Our Non-Employee Directors may also participate in our Fourth Amended and Restated 2003 Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors Plan”), which allows participants to elect to defer receipt of 50% or 100% of their annual cash fees and to elect whether to receive their equity-based compensation in the form of fully-vested shares of our Common Stock or fully-vested RSUs. Under the Non-Employee Directors Plan, cash amounts deferred are considered to be converted into “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts (and the resultant stock units), together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time.

We do not permit our Non-Employee Directors to sell or transfer their Restricted Shares until six months after their termination of service with us, subject to certain exceptions. In addition, the Non-Employee Directors are subject to a share retention/alignment requirement pursuant to which each Non-Employee Director is required to hold and maintain equity in MFA, which could include Common Stock, convertible (but not perpetual) preferred stock and/or RSUs under the Non-Employee Directors Plan (collectively, the “Equivalent Shares”), in an amount equal to no less than 37,500 Equivalent Shares. For Non-Employee Directors joining the Board on or after January 1, 2010, this retention requirement must be met within five years after becoming a director, and for Non-Employee Directors serving on the Board on or prior to December 31, 2009, this retention requirement was required to have been met by December 31, 2014. All of our directors (other than Richard J. Byrne and Laurie Goodman, each of whom was elected to the Board during 2014) have met this retention requirement.

The following table summarizes the compensation of our Non-Employee Directors for the year ended December 31, 2015.

2015 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock/RSU Awards ($)(2)	Total ($)(3)
Stephen R. Blank	150,000	100,000	250,000
James A. Brodsky	120,000	100,000	220,000
Richard J. Byrne	120,000	100,000	220,000
Laurie Goodman	118,125	100,000	218,125
Alan L. Gosule	120,000	100,000	220,000
Robin Josephs	150,000	100,000	250,000
George H. Krauss	112,500	185,000	297,500

(1)	Amounts in this column represent, as applicable, the annual board retainer fees, annual committee chair fees and committee membership fees earned or paid to Non-Employee Directors for service in 2015.
(2)	Amounts in this column represent the aggregate grant date fair value of such stock or RSU awards computed in accordance with FASB ASC Topic 718. During 2015, each non-employee director (other than George H. Krauss) was granted 12,611 fully-vested shares of Common Stock or fully-vested RSUs on May 22, 2015 (based on a price per share of $7.93, which was the closing price of the Common Stock on such day). In addition, during 2015, Mr. Krauss, our non-executive Chairman, was granted 23,330 fully-vested RSUs on May 22, 2015. A discussion of the assumptions underlying the calculation of RSU values may be found in Note 15 to our Consolidated Financial Statements on pages 126 to 132 of our 2015 Annual Report on Form 10-K.
(3)	Total compensation for Non-Employee Directors does not include dividends paid in respect of the shares of Common Stock granted to each such person or dividend equivalents (which consist of a cash distribution equal to the cash dividend paid on a share of Common Stock) paid to Non-Employee Directors who elected to receive fully-vested RSUs rather than fully-vested shares of Common Stock.

The following table summarizes certain additional information regarding cash amounts deferred by our Non-Employee Directors participating in the Non-Employee Directors Plan as of December 31, 2015.

Name	Total Amount Deferred(1) as of Jan. 1, 2015 ($)	Cash Distribution Jan. 15, 2015 ($)	Remaining Deferred Amount After Jan. 2015 Distribution(2) ($)	Fair Market Value of Deferred Amounts at Dec. 31, 2015(3) ($)
James A. Brodsky	204,767	—	—	270,202
Richard J. Byrne	—	—	—	81,968
Laurie Goodman	—	—	—	40,142
Robin Josephs	—	—	—	102,460
George H. Krauss	241,094	108,660	132,434	119,659

(1)	Amounts in this column represent the value of compensation deferred by the director (including cash dividend equivalents credited to outstanding stock units) from the inception of the individual director’s elected participation in the Non-Employee Directors Plan, less any cash distributions made at the termination of any elected deferral and payment period before distributions made in 2015. Amounts in this column represent the fair market value of stock units in the director’s deferred compensation account (including cash dividend equivalents credited to outstanding stock units) based on the closing price of the Common Stock of $7.99 per share as reported on the NYSE on December 31, 2014 (the last trading day of such year).

(2)	Amounts in this column represent the value of compensation deferred under the Non-Employee Directors Plan after the distributions made on January 15, 2015.
(3)	Amounts in this column represent the fair market value of stock units in the director’s deferred compensation account (including cash dividend equivalents credited to outstanding stock units) (based upon the closing price of the Common Stock of $6.60 per share reported on the NYSE on December 31, 2015) under the Non-Employee Directors Plan at December 31, 2015.

Non-employee directors are also eligible to receive other grants of Common Stock and phantom shares, as well as grants of stock options, under the Company’s Equity Compensation Plan. We also reimburse all Non-Employee Directors for reasonable travel and other expenses incurred in connection with attending Board, committee and stockholder meetings and other Company-sponsored events and/or other activities in which they engage or participate on our behalf. In addition, we provide all non-employee directors with up to $500,000 of accidental death and dismemberment insurance while traveling to or attending Board, committee and stockholder meetings and other Company-sponsored events. Directors who are employees of the Company (currently, only Mr. Gorin) are not entitled to receive additional compensation for serving on the Board.

1. ELECTION OF DIRECTORS

Board of Directors

In accordance with our Charter and Bylaws, the Board is currently comprised of eight (8) directors, Stephen R. Blank, James A. Brodsky, Richard J. Byrne, Laurie Goodman, William S. Gorin, Alan L. Gosule, Robin Josephs and George H. Krauss, and it is divided into three classes, with Mr. Blank, Ms. Goodman and Mr. Gorin constituting the Class I directors, Ms. Josephs and Mr. Krauss constituting the Class II directors and Messrs. Brodsky, Byrne and Gosule constituting the Class III directors.

One class of directors is elected at each annual meeting of our stockholders for a term of three (3) years. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The term of the Board’s Class III directors expires at the Annual Meeting. The terms of the other two classes of directors expire at MFA’s 2017 annual meeting of stockholders (Class I directors) and MFA’s 2018 annual meeting of stockholders (Class II directors).

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Messrs. Brodsky, Byrne and Gosule have been nominated by the Board to stand for re-election as Class III directors by the stockholders at the Annual Meeting to serve until our 2019 annual meeting of stockholders and until their respective successors are duly elected and qualify.

If the candidacy of Mr. Brodsky, Mr. Byrne or Mr. Gosule should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidate or candidates (if any) as shall be nominated by the Board.

The Board has no reason to believe that Messrs. Brodsky, Byrne and Gosule would be unable or unwilling to serve as Class III directors.

The Board has determined that all of our current directors are qualified to serve as directors of the Company. The biographies of each of the Board’s nominees standing for re-election and our continuing directors set forth below contain information regarding each person’s service as a director, business experience and education, director positions held currently or at any time during the last five years, information regarding certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board and the Nominating and Corporate Governance Committee to determine that the person should serve as a director.

In addition to the specific information set forth in their respective biographies, we believe that each of our directors also possesses the tangible and intangible attributes and skills that are important to being an effective director on the Board, including experience in areas of expertise relevant and beneficial to our business and industry, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity we expect of directors of the Company.

Nominees for Re-Election as Class III Directors

The following information is furnished regarding the nominees for re-election as Class III directors by the holders of Common Stock.

James A. Brodsky, 70, has served as a director of MFA since 2004. Mr. Brodsky is a partner in, and a founding member of, the law firm of Weiner Brodsky Kider PC in Washington, D.C., and has practiced law with that firm and its predecessor since 1977. Mr. Brodsky provides legal advice and business counsel to publicly-traded and privately-held national and regional residential mortgage lenders on secondary mortgage market transactions (including those involving Fannie Mae, Freddie Mac and Ginnie Mae), mergers and acquisitions, asset purchases and sales, mortgage compliance issues and strategic business initiatives. Prior to 1977, Mr. Brodsky was a Deputy Assistant Secretary with the U.S. Department of Housing and Urban Development. He also currently serves as General Counsel of the National Reverse Mortgage Lenders Association. Mr. Brodsky also is a director of the Community Preservation and Development Corporation, a not-for-profit real estate developer of multiple affordable housing communities in the mid-Atlantic region, where he serves as a member of its governance and real estate development committees. Mr. Brodsky is also a former Chairman of the Board of each of the Montgomery County Maryland Housing Opportunities Commission and the Montgomery Housing Partnership. Mr. Brodsky is a graduate of Cornell University and received a J.D. from Georgetown University Law Center and an M.S. in electrical engineering from Columbia University.

We believe that Mr. Brodsky’s qualifications to serve on the Board include his significant experience as a lawyer and founding member of a national law firm specializing in residential mortgage finance, his extensive knowledge of the origination and servicing of, and the regulatory aspects relating to, residential mortgage loans, his experience with the federal executive branch agencies that regulate and directly affect the residential mortgage sector and his general experience with corporate governance, finance and other related matters.

Richard J. Byrne, 55, has served as a director of MFA since March 2014. Mr. Byrne has been President of Benefit Street Partners LLC, the credit investment arm of Providence Equity Partners, a global private equity firm, since April 2013. Prior thereto, Mr. Byrne served as Chief Executive Officer of Deutsche Bank Securities, Inc. from 2008 to March 2013. Prior to serving as CEO of Deutsche Bank Securities, Inc., Mr. Byrne was Co-Head of Global Capital Markets at Deutsche Bank. Prior to Deutsche Bank, Mr. Byrne was Co-Head of Global Leveraged Finance and Head of Global Credit Research at Merrill Lynch. Mr. Byrne also serves as a director of Griffin-Benefit Street Partners BDC Corp. Mr. Byrne earned an M.B.A from the Kellogg School of Management at Northwestern University and his B.A. from Binghamton University.

We believe that Mr. Byrne’s qualifications to serve on the Board include his extensive experience in the investment banking industry, including his expertise in corporate finance and his substantial knowledge of the public and private capital markets and his executive management experience in the financial services industry.

Alan L. Gosule, 75, has served as a director of MFA since 2001. Mr. Gosule is a partner in the law firm of Clifford Chance US LLP (“Clifford Chance”) in New York City, and has practiced law with such firm and its predecessor since 1991. From 2002 to August 2005, he served as the Regional Head of Clifford Chance’s Real Estate Department for the Americas and, prior to 2002, was the Regional Head of such firm’s Tax, Pension and Employment Department for the Americas. Prior to 1991, Mr. Gosule practiced law with the firm of Gaston & Snow, where he was a member of such firm’s management committee and the Chair of the tax department. Mr. Gosule currently serves as a member of the Board of Directors of F.L. Putnam Investment Management Company, and he served as a member of the Board of Directors of Home Properties, Inc. from 1996 to October 2015 when it was acquired by a private real estate fund. Mr. Gosule is a graduate of Boston University and received a J.D. from Boston University Law School and an L.L.M. in Taxation from Georgetown Law School.

We believe that Mr. Gosule’s qualifications to serve on the Board include his significant experience as a lawyer and partner of a major international law firm, his extensive knowledge of tax law and related matters, including real estate investment trusts, and his considerable experience in advising, and his service on the boards and committees of, other public and private companies.

THE BOARD RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF MESSRS. BRODSKY, BYRNE AND GOSULE AS CLASS III DIRECTORS.

*********

Continuing Class I Directors

The following information is furnished regarding our Class I directors (who will continue to serve on the Board until our 2017 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

Stephen R. Blank, 70, has served as a director of MFA since 2002. From 1998 to 2014, Mr. Blank was a Senior Resident Fellow, Finance, at the Urban Land Institute (“ULI”), a non-profit education and research institute which studies land use and real estate development policy. Prior to joining ULI, Mr. Blank served from 1993 to 1998 as Managing Director — Real Estate Investment Banking of CIBC Oppenheimer Corp. From 1989 to 1993, Mr. Blank was Managing Director of the Real Estate Corporate Finance Department of Cushman & Wakefield, Inc. From 1979 to 1989, Mr. Blank served as Managing Director — Real Estate Investment Banking of Kidder, Peabody & Co. From 1973 to 1979, Mr. Blank was employed by Bache & Co., Incorporated, as Vice President, Direct Investment Group. Mr. Blank currently serves as Chairman of the Board of Trustees of Ramco-Gershenson Properties Trust, where he is a member of the compensation committee. From May 1999 to February 2007, Mr. Blank was a member of the Board of Directors of BNP Residential Trust, Inc., and he was a member of the Board of Directors of Home Properties, Inc. from 2009 to October 2015 when it was acquired by a private real estate fund. Mr. Blank is a graduate of Syracuse University and received an M.B.A. in finance from Adelphi University.

We believe that Mr. Blank’s qualifications to serve on the Board include his extensive knowledge of the real estate industry as evidenced by his former position at ULI, his experience in the investment banking industry, including his expertise in public and private real estate finance, his substantial service on the boards and committees of other public and private companies and his regular attendance of director continuing education programs.

Laurie Goodman, 60, has served as a director of MFA since July 2014. She is presently the Center Director of the Housing Finance Policy Center at the Urban Institute, a Washington, D.C.-based nonprofit organization dedicated to elevating the debate on social and economic policy. Ms. Goodman joined the Urban Institute in late 2013 from Amherst Securities Group, L.P., a boutique broker dealer specializing in securitized products, where she had been a Senior Managing Director since late 2008 leading a group known for its analysis of housing policy issues. Prior to her tenure at Amherst Securities, Ms. Goodman was head of Global Fixed Income Research and Manager of U.S. Securitized Products Research at UBS and its predecessor firms from July 1993 through November 2008. Prior to her tenure with UBS, Ms. Goodman spent ten years in senior fixed income research positions at Citicorp, Goldman Sachs, and Merrill Lynch. She was also a mortgage portfolio manager and a Senior Economist at the Federal Reserve Bank of New York. Ms. Goodman has a B.A. in mathematics from the University of Pennsylvania and an M.A. and Ph.D. in economics from Stanford University. She has published more than 200 articles in professional and academic journals and co-authored and co-edited five books. Ms. Goodman was inducted into the Fixed Income Analysts Hall of Fame in 2009.

We believe that Ms. Goodman’s qualifications to serve on the Board include her extensive knowledge of mortgage finance, housing policy issues, the fixed income capital markets and, in particular, the mortgage-backed securities markets.

William S. Gorin, 57, has served as a director of MFA since 2010 and has been Chief Executive Officer of MFA since January 1, 2014. From 2008 to 2013, he served as our President. From 1997 to 2008, he served as our Executive Vice President and, from 2001 to September 2010, as our Chief Financial Officer. During his tenure with MFA, he has also served as our Treasurer and our Secretary. From 1989 to 1997, he held various positions with PaineWebber Incorporated/Kidder, Peabody & Co. Incorporated, serving as a First Vice President in the Research Department. Prior to that position, Mr. Gorin was Senior Vice President in the Special Products Group. From 1982 to 1988, Mr. Gorin was employed by Shearson Lehman Hutton, Inc./E.F. Hutton & Company Inc. in various positions in corporate finance and direct investments. Mr. Gorin is a graduate of Brandeis University and received an M.B.A. from Stanford University.

We believe that Mr. Gorin’s qualifications to serve on the Board include his position as our Chief Executive Officer as well as his prior senior-level positions with MFA, his extensive knowledge of mortgage-backed securities and capital markets, his substantial knowledge of our business operations and investment strategies and his overall experience in the investment banking industry, including his expertise in corporate finance.

Continuing Class II Directors

The following information is furnished regarding our Class II directors (who will continue to serve on the Board until our 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

Robin Josephs, 56, has served as a director of MFA since 2010. From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman, Sachs & Co. serving in the real estate group of the investment banking division and, later, in the equity capital markets division. Ms. Josephs currently serves as a member of the board of directors of iStar Inc., where she is lead director, and QuinStreet Inc., where she serves on the audit and compensation committees. Ms. Josephs also served as a member of the Board of Directors of Plum Creek Timber Company, Inc. from 2003 to February 2016. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs is a graduate of The Wharton School of the University of Pennsylvania and received an M.B.A. from Columbia University.

We believe that Ms. Josephs’ qualifications to serve on the Board include her significant knowledge of the specialty finance and real estate industries, her extensive experience in the investment banking industry, including her expertise in public and private real estate finance and equity capital markets, her substantial service on the boards and committees of other public companies, her experience with corporate governance, finance and other related matters.

George H. Krauss, 74, has served as a director of MFA since 1997. Mr. Krauss was named a Managing Director of The Burlington Capital Group LLC (“Burlington”) in 2010 and, prior thereto, had been a consultant to Burlington since 1997. From 1972 to 1997, Mr. Krauss practiced law with Kutak Rock LLP, serving as such firm’s managing partner from 1983 to 1993 and, from 1997 to 2006, was Of Counsel to such firm. Mr. Krauss currently serves as a member of the Board of Managers of Burlington, which is the general partner of America First Tax Exempt Investors, LP. Mr. Krauss was a member of the boards of directors of Gateway, Inc., from 1991 to October 2007, West Corporation, from January 2001 to October 2006, America First Apartment Investors, Inc., from January 2003 to September 2007, and info GROUP, Inc., from December 2007 to July 2010. Mr. Krauss received a J.D. and an M.B.A. from the University of Nebraska.

We believe that Mr. Krauss’ qualifications to serve on the Board include his significant experience as a managing partner of a major law firm, his substantial service on the boards and committees of other public and private companies, his considerable legal and business experience in corporate, mergers and acquisitions and regulatory matters and his significant exposure to our business and industry through his years of service on the Board.

*********

In accordance with our Charter and Bylaws, vacancies occurring on the Board as a result of death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority of the remaining directors in office.

There is no familial relationship among any of the members of our Board or executive officers, except that William S. Gorin, our CEO and a director, and Ronald A. Freydberg, an Executive Vice President of MFA, are brothers-in-law.

2. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 3, 2016, the Audit Committee of the Board appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016.

The Board is asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP for 2016. In the event that stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

KPMG LLP first audited our financial statements beginning with the year ended December 31, 2011.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by KPMG LLP and Ernst & Young LLP in respect of the fiscal years ended December 31, 2015 and 2014.

	Fiscal Year Ended December 31,
	2015	2014
Audit Fees(1)	$1,260,000	$947,635
Audit-Related Fees(2)	—	—
Tax Fees(3)	175,000	52,030
All Other Fees(4)	1,796	1,650
Total	$1,436,796	$1,001,315

(1)	2015 and 2014 Audit Fees include: (i) the audit of the consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) the audits of the financial statements of certain subsidiaries of the Company; and (iv) comfort letters, consents and other services related to the SEC and other regulatory filings and communications. Audit Fees for 2015 and 2014 also include the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	There were no Audit-Related Fees incurred in 2015 and 2014.
(3)	2015 and 2014 Tax Fees include tax compliance, tax planning, tax advisory and related tax services provided by Ernst & Young LLP. No Tax Fees were paid to or earned by KPMG LLP during such years.
(4)	During 2015 and 2014, the Company paid KPMG LLP $1,796 and $1,650, respectively, for a subscription to certain GAAP technical reference materials. Except as described in the previous sentence and in the table and notes above, there were no other professional services rendered by KPMG LLP in 2015 and 2014.

All audit and other services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

MANAGEMENT

The following table sets forth certain information with respect to each of our executive officers at December 31, 2015. The Board appoints or annually reaffirms the appointment of all of our executive officers:

Officer	Age	Position Held
William S. Gorin	57	Chief Executive Officer and Director
Craig L. Knutson	56	President and Chief Operating Officer
Ronald A. Freydberg	55	Executive Vice President
Stephen D. Yarad	46	Chief Financial Officer
Kathleen A. Hanrahan	50	Senior Vice President and Chief Accounting Officer
Gudmundur Kristjansson	36	Senior Vice President
Terence B. Meyers	61	Senior Vice President — Tax
Harold E. Schwartz	51	Senior Vice President, General Counsel and Secretary
Bryan Wulfsohn	32	Senior Vice President
Sunil Yadav	46	Senior Vice President

Biographical information on Mr. Gorin is provided in “Election of Directors” of this Proxy Statement.

Craig L. Knutson serves as our President and Chief Operating Officer, the positions to which he was elected effective January 1, 2014. Mr. Knutson served as our Executive Vice President from 2008 to 2013. From 2004 to 2007, Mr. Knutson served as Senior Executive Vice President of CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages. From 2001 to 2004, Mr. Knutson served as President and Chief Operating Officer of ARIASYS Inc., a software development company specializing in custom solutions for small to midsize businesses. From 1986 to 1999, Mr. Knutson held various progressive positions in the mortgage trading and mortgage finance departments of First Boston Corporation (later Credit Suisse), Smith Barney and Morgan Stanley. From 1981 to 1984, Mr. Knutson served as an Analyst and then Associate in the Investment Banking Department of E.F. Hutton & Company Inc. Mr. Knutson holds an M.B.A. from Harvard University and an A.B. (magna cum laude) from Hamilton College.

Ronald A. Freydberg serves as Executive Vice President. Mr. Freydberg joined MFA in 1997. From 1995 to 1997, Mr. Freydberg served as a Vice President of Pentalpha Capital, in Greenwich, Connecticut, where he was a fixed-income quantitative analysis and structuring specialist. From 1988 to 1995, Mr. Freydberg held various positions with J.P. Morgan & Co. From 1994 to 1995, he was in J.P. Morgan’s Global Markets Group, where he was involved in commercial mortgage-backed securitization and sale of distressed commercial real estate, including structuring, due diligence and marketing. From 1985 to 1988, Mr. Freydberg was employed by Citicorp. Mr. Freydberg holds an M.B.A. from George Washington University and a B.A. from Muhlenberg College.

Stephen D. Yarad serves as our Chief Financial Officer. Mr. Yarad joined MFA in 2010. Prior to joining MFA, Mr. Yarad was a partner in the financial services audit practice of KPMG LLP, having been admitted to the partnership of the firm in 2005. He commenced his career with KPMG LLP in Australia in 1991 and held various progressive positions before relocating to the United States at the end of 2001. In addition to being a Chartered Accountant and Associate Member of the Institute of Chartered Accountants in Australia, he is also a Certified Public Accountant licensed in New York and New Jersey. Mr. Yarad holds a Bachelor of Commerce (Accounting and Finance) with merit from the University of New South Wales (Sydney, Australia) and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia.

Kathleen A. Hanrahan serves as Senior Vice President and Chief Accounting Officer. Ms. Hanrahan joined MFA in 2008 as Senior Vice President — Finance and was appointed Chief Accounting Officer effective October 2011. From 2007 to 2008, Ms. Hanrahan was Vice President — Financial Reporting with Arbor Commercial Mortgage LLC. From 1997 to 2006, she held progressive positions, was the First Vice

President of Financial Reporting and served on the Disclosure, Corporate Benefits and Sarbanes-Oxley Committees for Independence Community Bank Corp. From 1992 to 1997, Ms. Hanrahan held various positions with North Side Savings Bank and was Controller from 1996 to 1997. Ms. Hanrahan began her career in public accounting in 1987 with KPMG Peat Marwick (predecessor to KPMG LLP). Ms. Hanrahan is a Certified Public Accountant and has a B.B.A. from Pace University.

Gudmundur Kristjansson serves as Senior Vice President. Mr. Kristjansson joined MFA in 2007. From 2005 to 2007, Mr. Kristjansson served as an Associate in Trading and Analytics at Performance Trust Capital Partners where he focused on fixed income strategy and research as well as developing fixed income analytics. Mr. Kristjansson holds a Master of Engineering degree in Operations Research from Cornell University and a B.S. in Mechanical and Industrial Engineering from the University of Iceland (Reykjavik).

Terence B. Meyers serves as Senior Vice President and Director of Tax. Mr. Meyers joined MFA in May 2013. Prior to joining MFA, Mr. Meyers was most recently a Director in the financial services tax practice of Deloitte Tax, LLP, where he held various positions from 1983 to 2013. While at Deloitte Tax, Mr. Meyers provided advice to clients regarding the tax and accounting treatment of mortgage loans, mortgage-backed securities and other debt instruments, mortgage banking activities and asset securitization, derivative and hedging transactions. Mr. Meyers is a Certified Public Accountant and holds an M.B.A. in Taxation and a B.S. from St. John’s University College of Business Administration. Mr. Meyers also has a J.D. from St. John’s University School of Law.

Harold E. Schwartz serves as Senior Vice President, General Counsel and Secretary. Mr. Schwartz joined MFA in August 2011. From 2001 to July 2011, Mr. Schwartz served as a Vice President and Senior Counsel for American Express Company, where he specialized in corporate, securities, corporate governance and mergers and acquisitions matters. From 1996 to 2000, Mr. Schwartz served as Senior Vice President, General Counsel and Secretary of Caribiner International, Inc., a business communications services and audio visual equipment rental company. Mr. Schwartz began his career working for the law firm of Schulte Roth & Zabel LLP. Mr. Schwartz has a J.D. from Georgetown University and an A.B. from Duke University.

Bryan Wulfsohn serves as Senior Vice President. Mr. Wulfsohn joined MFA in 2010. From 2008 to 2010, Mr. Wulfsohn served as a Senior Financial Analyst at Inland Western Real Estate Trust, Inc., where he focused on corporate strategy. From 2005 to 2007, Mr. Wulfsohn served as an associate in the capital markets group at CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages. Mr. Wulfsohn holds a B.A. from Franklin and Marshall College, and he is a CFA charterholder.

Sunil Yadav serves as Senior Vice President. Mr. Yadav joined MFA in 2008. From 2005 to 2007, Mr. Yadav served as a residential mortgage-backed securities trading strategist at Banc of America Securities. From 1998 to 2003, Mr. Yadav was employed as an engineer at Fermi National Accelerator Laboratory (Fermilab). From 1996 to 1998, Mr. Yadav served as a post-doctoral research scholar at the California Institute of Technology. Mr. Yadav holds an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Yadav also holds a master’s and Ph.D. in mechanical engineering from The Johns Hopkins University and an undergraduate degree in mechanical engineering from the Indian Institute of Technology (Kanpur, India).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Introduction

The following section discusses the key features of our executive compensation program and the approach taken by the Compensation Committee of the Board in setting and determining compensation for 2015 for:

•	William S. Gorin, our Chief Executive Officer;
•	Craig L. Knutson, our President and Chief Operating Officer;
•	Sunil Yadav, one of our Senior Vice Presidents;
•	Bryan Wulfsohn, one of our Senior Vice Presidents; and
•	Stephen D. Yarad, our Chief Financial Officer (collectively, our “Named Executive Officers”).

The Compensation Committee oversees the design and administration of our compensation programs and makes decisions relating to the compensation of our Named Executive Officers. The Compensation Committee intends that the compensation paid to the Named Executive Officers be consistent with our overall compensation philosophy and competitive with market practices.

The sections that follow describe:

•	The Compensation Committee’s process for reviewing the components of the compensation of the Named Executive Officers.
•	The reasons for paying each element of compensation to the Named Executives Officers and methodology for competitive benchmarking, including the use of peer groups.
•	The performance measures used for performance-based compensation and factors taken into account in the Compensation Committee’s determination that those measures are appropriate.

Summary

It is the Compensation Committee’s role to review the Company’s executive compensation plans and programs and, after taking into account the outcome of the most recent stockholder advisory vote on executive compensation, make compensation decisions it believes are appropriate. Among other things, below is a summary of certain of the determinations made by the Compensation Committee with respect to 2015 compensation matters, and in particular with respect to Mr. Gorin and Mr. Knutson, our two most senior and highly-compensated employees. These items are discussed further within this CD&A and in the executive compensation tables and notes to the tables and other narratives regarding compensation matters, all of which follow.

•	Consistent financial performance. MFA’s financial performance during 2015 remained consistent throughout the year despite a period of historically low interest rates, as reflected by the following:
º	We maintained a relatively constant yield on interest earning assets (ranging from a low of 4.05% in the third quarter to a high of 4.22% in the first quarter) and net interest rate spread (ranging from a low of 2.22% in the fourth quarter to a high of 2.44% in the first quarter) throughout the year.
º	Consistent dividend payouts throughout the year. In a year in which many mortgage REITs had significant variability in the periodic dividends that they paid to their respective stockholders, we were able to maintain a consistent dividend payout of $0.20 per quarter during 2015, which was the same as the dividend payout during each quarter of 2014.
º	We achieved our performance using a low level of leverage (with a debt-to-equity ratio ranging from 3.3:1 to 3.4:1 during the course of the year) relative to other residential mortgage REITs.

•	In accordance with pay-for-performance principles, 2015 annual bonus compensation for Mr. Gorin and Mr. Knutson was primarily determined by MFA’s 2015 financial performance. For 2015, Mr. Gorin earned aggregate annual bonus compensation of approximately $3.23 million and Mr. Knutson earned aggregate annual bonus compensation of approximately $2.58 million, which, in each case, reflected a decrease as compared to 2014 bonus compensation. In the case of each executive, approximately 88% of the bonus compensation ($2.85 million in the case of Mr. Gorin and $2.28 million in the case of Mr. Knutson) that was paid to him for 2015 was formulaically determined based directly on MFA’s 2015 performance, as described further on page 33 of this Proxy Statement (with the remaining 12% of the bonus paid to him for 2015 determined by the Compensation Committee in its discretion after a review of Company and individual performance).
•	A portion of 2015 bonus compensation for Mr. Gorin and Mr. Knutson, as well as each of the other Named Executive Officers, was paid in the form of equity awards with a mandatory three-year holding period after grant. For 2015, consistent with Mr. Gorin’s and Mr. Knutson’s respective employment agreements, the Compensation Committee used a methodology for making annual bonus payments to them that resulted in a portion of their respective annual bonuses being paid in cash, with the remaining portion being paid in the form of fully-vested shares of our Common Stock with a mandatory three-year holding period after grant.
º	Consistent with Mr. Gorin’s and Mr. Knutson’s respective employment agreements, any annual bonus amount that exceeds their base salary is paid 50% in cash and 50% in the form of fully-vested shares of Common Stock that are subject to a three-year holding period after grant. Under this methodology, as the amount of the annual bonuses earned by Mr. Gorin and Mr. Knutson increase above their respective base salaries, a greater portion of their total annual bonus is invested in the prospective financial performance of MFA, which the Compensation Committee believes results in an appropriate long-term alignment of executive and stockholder interests.

The table on page 34 of this Proxy Statement sets forth the portions of Mr. Gorin’s and Mr. Knutson’s total 2015 annual bonuses that were paid in cash and fully-vested shares of our Common Stock with a mandatory three-year holding period from the date of grant.

•	Performance-based equity awards were used in 2015 for each of the Named Executive Officers. Of the long-term equity-based incentive awards granted to each of the Named Executive Officers, 50% were performance-based awards that will “cliff” vest after three years based on MFA’s total stockholder return (“TSR”) from January 1, 2015 to December 31, 2017, with the number of awards to ultimately vest ranging from zero to two times a “target” number (with 100% of the target number vesting to the extent TSR shall be a simple 8% per annum during the three-year period). The performance-based equity awards granted to each of the Named Executive Officers are further described on pages 35 to 36 of this Proxy Statement under the heading “2015 Long-Term Equity-Based Incentive Awards.”
•	MFA’s performance-based compensation philosophy resulted in the Named Executive Officers’ receiving a combination of different types of compensation, which are intended to promote the achievement of both short-term and long-term business objectives. The chart on the following page illustrates how total 2015 compensation received by Mr. Gorin and Mr. Knutson in the aggregate (as reported in the Summary Compensation Table on page 41 of this Proxy Statement) was allocated among base salary, formulaically-determined bonus (ROAE Bonus), discretionary bonus (IRM Bonus), time-based restricted stock units and performance-based restricted stock units:

Consideration of 2015 Advisory Vote on Executive Compensation

At our Annual Meeting of Stockholders held in May 2015, approximately 96.3% of the votes cast with respect to the say-on-pay proposal voted to approve our executive compensation for 2014. The Compensation Committee has considered the results of the 2015 say-on-pay vote and believes that the significant support of MFA stockholders in this vote reflects support for MFA’s approach to executive compensation and the changes in the compensation program that were implemented in connection with the Company’s CEO succession at the end of 2013. The Compensation Committee will continue to consider the outcome of future Say-on-Pay votes and other stockholder input, as well as available market data, in making future decisions regarding executive compensation.

Compensation Philosophy and Objectives

Through our executive compensation programs, we seek to retain, motivate and attract top quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s fundamental philosophy is to closely align these compensation programs with the achievement of annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	Align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value consistent with appropriate levels of leverage and risk;
•	Retain, motivate and attract a highly-skilled senior executive team that will contribute to the successful performance of the Company;
•	Provide compensation opportunities that are competitive within industry standards thereby reflecting the value of the executive’s particular position in the marketplace;
•	Support a culture committed to paying for performance where compensation is commensurate with the level of risk-adjusted returns that are achieved; and
•	Maintain a high degree of flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee periodically reviews and evaluates executive officer compensation levels and our compensation program. It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberative review of Company and individual performance, as well as industry compensation levels. Consistent with this view, the Compensation Committee assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position, role and responsibilities within MFA.

Compensation Benchmaking/Use of Peer Groups

The Compensation Committee benchmarks from time to time the compensation levels and practices relating to our Named Executive Officers and other executive officers against industry-based compensation levels and practices. In this regard, during 2015 the Compensation Committee, with the assistance of its independent compensation consultant, FPL Associates L.P. (“FPL Associates”), undertook a benchmarking analysis with respect to the compensation levels and practices of its Named Executive Officers. While it is the Compensation Committee’s goal to provide compensation opportunities that reflect Company and individual performance and that are competitive within industry standards, the Compensation Committee has not established, nor does it seek to establish, a specific target market percentile for executive officer pay levels, as pay practices and compensation levels among participants in our industry can vary significantly from one year to the next such that the use of a specific target market position would not necessarily reflect the Compensation Committee’s assessment of performance as the primary driver of pay levels.

For each of the past several years, the Compensation Committee, with the assistance of FPL Associates and a prior compensation consultant, has undertaken a review of MFA’s peer group methodology. The Compensation Committee has engaged in these reviews in part because during the past several years it has become more difficult to develop a peer group for executive compensation purposes in the residential mortgage REIT sector because a large number of companies in the sector are, or have become, externally advised. As a result, these companies have few, if any, employees that are compensated directly and/or fully by the REIT. Rather, such persons’ compensation is paid by the external manager of the REIT, and as a result, the REIT itself is required to disclose little to no compensation information regarding its executives. Furthermore, the Compensation Committee believes that any peer group for compensation purposes that is comprised solely of internally-advised residential mortgage REITs would be too small a group to provide meaningful comparative information. Because of the limited compensation information available for mortgage REITs, the Compensation Committee has, in consultation with FPL Associates and its prior compensation consultant, developed a peer group that extends beyond mortgage REITs. This peer group also includes a number of other real estate-focused finance companies in both the residential and commercial sectors, the executives of which are required to have similar skills and experience as the executives of MFA, including the evaluation of interest rate risk, credit risk and allocation of capital (which are skills required in connection with the evaluation of Agency and Non-Agency residential mortgage-backed securities, residential whole loans and other residential mortgage assets). In addition, the peer group includes companies that have, in prior years, been identified by the proxy advisory firms as comparable to MFA in their evaluation of MFA in connection with developing their annual Say-on-Pay vote recommendation. In considering the peer group analysis provided by FPL Associates, the Compensation Committee recognized that the peer group did not include externally-managed mortgage REIT’s because comprehensive compensation data for their executives are generally not publicly available. In addition, the Compensation Committee did not include generally higher paying private equity firms and hedge funds with which MFA must compete for executive talent. These organizations were not included in the peer group because they have different business economics and pay models than MFA and due to the fact that data regarding their compensation of executives also are generally not publicly available.

With the above in mind the Compensation Committee, in the fall of 2015, identified the following companies against which Company performance would be compared and compensation practices would be reviewed:

American Capital, Ltd.	PennyMac Financial Services, Inc.
Capstead Mortgage Corporation	Radian Group, Inc.
CYS Investments, Inc.	Redwood Trust, Inc.
iStar Financial, Inc	TFS Financial Corporation
MGIC Investment Corporation.	Virtus Investment Partners, Inc.
Nationstar Mortgage Holdings, Inc.	Walter Investment Management Corp.
Ocwen Financial Corp.

The group of companies identified above, which the Compensation Committee used in 2015, is largely identical to the group used in 2014, with the exception of Highwoods Properties, Inc., which the Compensation Committee determined to exclude in 2015 because such company’s business is principally involved in the acquisition, sale, lease, management and development of commercial properties rather than the financing of residential real estate.

Components of Compensation

The Compensation Committee believes that it is important to create compensation programs that appropriately balance short-term, cash-based compensation with long-term, equity-based compensation. Our executive officer compensation program includes the following primary components:

•	Base salaries paid in cash, which are based on the scope of the executive’s role, the responsibilities associated with the position and the individual’s performance in that role, as well as competitive market practices;
•	Annual bonus awards, which are generally paid as a combination of cash and shares of our Common Stock that either vest over a multi-year period or are fully-vested but subject to a multi-year prohibition on transfer and are intended to motivate and reward the Company’s short-term financial and operational performance, as well as short-term individual performance; and
•	Long-term incentive awards (“LTIA”), which are designed to support our objectives of aligning the interests of executive officers with those of our stockholders, promote value creation and long-term performance and retain executive officers.

In addition to the primary components of the executive officer compensation program, we maintain our Senior Officers Deferred Bonus Plan (the “Senior Officers Plan”). The Senior Officers Plan (a description of which can be found on pages 36 and 46 of this Proxy Statement) permits our executive officers to defer, at their election, up to 100% of their annual bonus compensation in the form of deferred stock units. The performance of the deferred stock units is tied to the performance of our Common Stock. At present, none of our executive officers have any amounts deferred under the Senior Officers Plan.

Other than the opportunity to participate in the Senior Officers Plan, we do not provide perquisites or other benefits to our Named Executive Officers beyond those provided to all of our other salaried employees.

Key Elements of Compensation

As indicated above, the compensation of our Named Executive Officers is comprised of three principal elements, summarized in the following chart:

Element	Key Features	Purpose
Base Salary	- Levels set periodically based on scope of the executive’s role, responsibilities of the position, individual performance and competitive market practices	- Provides a base level of guaranteed compensation
- Annual discretionary increases may be considered based on performance and other factors
Annual Incentives

-

For 2015, for Messrs. Gorin and Knutson, per terms of their employment agreements, portion of annual bonus based on the achievement of specified return on common equity targets and portion based on the Compensation Committee’s discretionary assessment of Company and individual performance

- Provides an incentive to achieve annual financial and individual performance goals
- Portion delivered in shares of Common Stock to ensure that annual performance is sustained over time and further aligns executive’s interests with stockholders
- For 2015, for Messrs. Yadav, Wulfsohn, and Yarad, based on a discretionary determination of performance
º For Messrs. Yadav and Wulfsohn, the Compensation Committee was guided by similar methodology as used for Messrs. Gorin and Knutson
- For 2015, delivered in a mix of cash and Common Stock that is restricted from transfer for three-year period
Long-Term Incentive Awards	- Grants of stock-based awards with multi-year vesting requirements	- Provide long-term incentives tied to TSR
	- Available types of awards include restricted stock units, stock options, shares of Common Stock and other stock-based awards	- Further aligns executive’s interests with stockholders and encourages retention of key executives
- Vesting may be time-based or performance-based

The following discussion provides additional explanation about each of the elements of compensation described above.

Base Salary.  We provide the Named Executive Officers with annual base salaries to provide them with a base level of guaranteed compensation for their services provided during the term of their employment. From time to time, the Compensation Committee reviews market analyses and considers the advice of its independent compensation consultant in setting base salaries.

Consistent with the Compensation Committee’s overall philosophy, the compensation program for the Named Executive Officers is expected to continue to emphasize incentive compensation over base salary (other than in the case of Mr. Yarad, who does not have management responsibility for investment strategy, asset selection or other “top line” functions). However, the Compensation Committee does not have a pre-set mix or target of base salary to incentive compensation awards for the Named Executive Officers.

Annual Incentives.  For 2015, we had the following types of annual incentive programs for our Named Executive Officers:

•	Pursuant to the terms of their employment agreements, a portion of Messrs. Gorin’s and Knutson’s annual incentive award was formulaically-determined based on the level of Adjusted ROAE (as described on page 28 of this Proxy Statement) and a lesser portion of their annual incentive award was determined based on the discretion of the Compensation Committee. As described below, each component of Messrs. Gorin’s and Knutson’s annual incentive award has a “target” level and the amount of the award that is ultimately paid could be higher or lower than the target.
•	Messrs. Yadav, Wulfsohn and Yarad were eligible for a discretionary annual incentive award based on a subjective assessment by the Compensation Committee, in consultation with Mr. Gorin and Mr. Knutson, of MFA’s annual performance and the annual performance of each individual executive.

For Messrs. Yadav, Wulfsohn and Yarad, no pre-set “target” level for their annual incentive award was established. The Compensation Committee believes that a discretionary incentive opportunity for these Named Executive Officers provides it with flexibility in assessing and rewarding individual performance and individual contributions in light of prevailing market conditions. Nonetheless, in determining the annual incentive award for Messrs. Yadav and Wulfsohn 2015, the Compensation Committee used as a guide an approach and methodology similar to that used to determine the annual incentive awards for Messrs. Gorin and Knutson.

Annual Incentive Award for Messrs. Gorin and Knutson

Pursuant to the terms of the employment agreements that we entered into with each of Mr. Gorin and Mr. Knutson in January 2014, each such executive is eligible to receive an annual performance-based bonus based on the Company’s and each executive’s individual performance during the 12-month periods beginning on each of December 1, 2013, 2014 and 2015 and ending on November 30 of the next succeeding year (each 12-month period being a “Performance Period”). Under the terms of his respective employment agreement, Mr. Gorin’s “target” annual bonus (the “Overall Target Bonus”) during each Performance Period is approximately 2.81 times his then-current annual base salary (i.e., $2,250,000 based on his current base salary of $800,000), and Mr. Knutson’s Overall Target Bonus during each Performance Period is approximately 2.57 times his then-current annual base salary (i.e., $1,800,000 based on his current base salary of $700,000).

The executives’ employment agreements provide that each executive’s annual bonus is comprised of two components:

•	the major portion of the bonus is payable based on MFA’s return on average total common stockholders’ equity (as adjusted as described below) during the applicable Performance Period (hereinafter referred to as the “ROAE Bonus”); and

•	a lesser portion of the bonus is payable based on the executive’s individual performance, Company performance and the Company’s risk management (hereinafter referred to as the “IRM Bonus”).

ROAE Bonus

With respect to the ROAE Bonus, for each Performance Period, the target amount of the ROAE Bonus (the “Target ROAE Bonus”) for each of Mr. Gorin and Mr. Knutson is equal to 75% of his Overall Target Bonus. Based on his current Overall Target Bonus, Mr. Gorin’s Target ROAE Bonus is $1,687,500, and Mr. Knutson’s Target ROAE Bonus is $1,350,000. Each executive’s respective employment agreement provides that he is eligible to receive from zero to 200% of his respective Target ROAE Bonus.

Calculation of Adjusted ROAE.  The determination of the ROAE Bonus is based on a methodology that is set forth in each of Mr. Gorin’s and Mr. Knutson’s employment agreements and reflects certain adjustments to GAAP net income and GAAP stockholders’ equity. For purposes of determining the ROAE Bonus, return on average stockholders’ equity is calculated by dividing (i) our net income for the applicable Performance Period as determined in accordance with GAAP (but excluding non-cash, non-operating expense items such as depreciation and amortization expense) by (ii) our average total stockholders’ equity (based on stockholders’ equity as of the last day of each month during the Performance Period) as determined in accordance with GAAP (but excluding accumulated other comprehensive income or loss, stockholders equity attributable to preferred stock and such other items as may be determined by the Compensation Committee of the Board). We refer to such calculation in this Proxy Statement as our “Adjusted ROAE.”

The actual amount of ROAE Bonus to be paid to each of Mr. Gorin and Mr. Knutson is based on our Adjusted ROAE for the applicable Performance Period relative to a target (the “ROAE Target”) that is the greater of (A) the sum of (i) the average weekly interest rate on the 2-year U.S. Treasury note (the “2-Year Treasury Rate”) and (ii) 400 basis points or (B) 8%; provided that the ROAE Target shall not exceed 10%.

º	The incremental premium of 4% above the 2-Year Treasury Rate was determined by the Compensation Committee after a review of various factors, including market rates for real estate-related debt obligations and MFA’s business model.
º	The use of a 4% incremental premium was intended to provide executives with an incentive to achieve attractive investment returns for MFA (and align the interests of executives and stockholders in seeking this level of return), without exposing MFA to inappropriate risk.

To the extent that our Adjusted ROAE for a Performance Period is (x) less than the ROAE Target for such Performance Period and (y) less than or equal to the 2-Year Treasury Rate during such Performance Period, then no ROAE Bonus will be paid to the executive (the “Zero Bonus Factor”). To the extent that MFA’s ROAE for a Performance Period is 16% or greater, then the executive will be paid two (2) times his Target ROAE Bonus. To the extent that MFA’s Adjusted ROAE for a Performance Period is greater than the Zero Bonus Factor but less than 16%, then the executive will, based on a formula more particularly described in his respective employment agreement, be paid a multiple of between zero and two (2) times his Target ROAE Bonus, with the executive being paid the Target ROAE Bonus to the extent that MFA’s Adjusted ROAE for a Performance Period equals the ROAE Target for such Performance Period.

Determination of ROAE Target Hurdles under ROAE Bonus.  In connection with the management succession planning process to prepare for the then-expected retirement of our former CEO and the promotions of Mr. Gorin and Mr. Knutson to their current positions effective January 1, 2014, during the latter half of 2013, the Compensation Committee undertook a review of our compensation program. Among other matters, the Compensation Committee reviewed the continued appropriateness of the use of return on common equity as a principal financial metric upon which to evaluate Company performance and, in turn, on which to determine the size of the annual bonuses for our two most senior executives. As part of such review, the Compensation Committee reviewed the then-existing annual bonus structure for Mr. Gorin (at the time, our President) and our then-CEO, which was based on discretionary allocations from a bonus pool the amount of which was determined based on our level of our return on common equity for the applicable 12-month period (with such amount subject to up to a 30% upward or downward adjustment in the discretion of the Compensation Committee). In consultation with the Compensation Committee’s independent consultant at that time, the Compensation Committee concluded that return on common equity continued to be an appropriate measure to evaluate annual Company performance and serve as the basis for determining Mr. Gorin’s and Mr. Knutson’s annual bonus (but with the adjustments to the calculation of such measure as described above). As a company whose primary source of earnings is income from real estate-related debt investments, the Compensation Committee believes that return on common equity generally provides an appropriate measurement of our financial performance. Because the calculation of ROAE for purposes of determining the ROAE Bonus excludes the effect of unrealized market valuation adjustments of our investment assets (which is reflected in stockholders’ equity through changes in accumulated other comprehensive income (loss)), it reflects the return on the amount of equity capital we have invested in our real estate-related debt investments.

As part of its review, the Compensation Committee (in consultation with, and taking into account input from, management, the Compensation Committee’s independent consultant and the Board of Directors) undertook an evaluation of the methodology that would be used in determining the company performance component of annual bonuses for Messrs. Gorin and Knutson. This included a review of the amount of the bonus pool used in 2013 and prior years for our then-two most senior executives at given levels of return on common equity during an applicable performance period. The Compensation Committee also reviewed the amount of the annual bonus payments that were discretionarily allocated to such executives by the Compensation Committee in recent years against available market data to assist it in establishing appropriate payout levels. The Compensation Committee also considered the appropriateness, in light of the information that it reviewed as well as general trends in the structure and design of annual incentive awards, of using a process for determining individual bonus levels that was wholly discretionary (as had been used for 2013 and prior years) rather than one that took a more formulaic approach.

As a result of its review, the Compensation Committee decided to design an annual bonus process that would, in large part, use a formulaic approach with a methodology based on the greater of (i) an absolute minimum return and (ii) a risk-free interest rate plus an appropriate incremental premium. This decision was premised in large part on the nature of MFA’s business model, which has had a focus on investing in residential mortgages and mortgage-related debt instruments. Returns that MFA can earn on new real estate-related debt investments are, to a certain extent, correlated with the market-driven interest rates for these and other types of debt instruments (which rates depend, among other factors, on the perceived risk of these investments). These market-driven interest rates are typically analyzed as the risk-free interest rate for investment in U.S. Treasury obligations (or other debt backed by the full faith and credit of the United States) with a comparable duration plus an incremental risk premium above the risk-free rate. The decision to use a threshold based on a risk-free interest rate plus an incremental premium was also premised on the fact that our Board and management believe that investors focused on investing in companies like MFA also often compare return on equity to risk-free rates of return in evaluating MFA’s financial performance. In the case of the Company, the Board determined to use a two-year risk-free interest rate (i.e., the 2-Year Treasury Rate) because it generally corresponds to the weighted average duration (which is a measure of interest rate sensitivity) of investments historically made by MFA.

The Compensation Committee believes that setting a target Adjusted ROAE performance threshold at an appropriate level as the greater of (i) an absolute minimum return (i.e., 8%) or (ii) above the risk-free interest rate (by adding the incremental premium of 4% to the risk-free interest rate (i.e., the 2-Year Treasury Rate)) establishes an incentive for executives to achieve attractive financial performance for MFA (and aligns the interests of executives and stockholders in seeking this level of financial performance), without exposing MFA to inappropriate risk. The Compensation Committee structured the ROAE Target so that it would be flexible and could vary from year to year depending on the prevailing interest rate environment. At the same time, the Compensation Committee believed that it was appropriate to establish a minimum ROAE Target (8%) that management could reasonably strive to achieve even in an environment characterized by a prolonged period of extremely low interest rates (such as that which has been experienced during the last several years) without taking on inappropriate leverage or interest rate risk to receive a “target” payout. The Compensation Comittee also believed it was appropriate to establish a maximum ROAE Target (10%), which the Compensation Committee believed was an acceptable level of Adjusted ROAE even in an environment with higher yielding investments and higher interest rates than those of the past several years. In addition, the Compensation Committee recognized that if interest rates rise, then, in general, the target level of Adjusted ROAE for which management should strive should increase to reflect higher overall yields that could be achieved on investments at the same level of risk. Overall, the Compensation Committee believes that the use of a performance target that will likely vary from year to year under the methodology described above provides a self-adjusting mechanism that acts to modify compensation incentives annually in a manner consistent with MFA’s business model.

Following the Compensation Committee’s review, MFA entered into employment agreements with Messrs. Gorin and Knutson in January 2014, which agreements embodied the results of its review. Applying the methodology described above used to determine the ROAE Bonus, the following data points were used in determining Mr. Gorin’s and Mr. Knutson’s ROAE Bonuses for 2015:

•	The ROAE Target (i.e., the level of company financial performance at which the “target” ROAE Bonus would be earned) for 2015 would be 8%, which was determined based on the greater of (i) the 2-Year Treasury Rate of 0.66% plus an incremental premium of 4% (i.e., 4.66%) or (ii) 8%, with a maximum ROAE Target of 10%.
º	The risk-free rate represented the average weekly interest rate during the performance period from December 1, 2014 through November 30, 2015, on two-year U.S. Treasury obligations, which was 0.66%.
•	No ROAE Bonus would be earned if ROAE (as calculated under the terms of Mr. Gorin’s and Mr. Knutson’s employment agreements) was less than the two-year Treasury Rate and less than the ROAE Target for the year (i.e., the Zero Bonus Factor).
º	The use of the Zero Bonus Factor for 2015 represents a determination that 2015 financial performance, as measured by Adjusted ROAE, needed to exceed 0.66% in order to make the payment of any level of Adjusted ROAE Bonus for 2015.
•	ROAE Bonuses for 2015 in excess of the executives’ respective “target” level ROAE Bonus would not be earned unless ROAE was above the 2015 ROAE Target of 8%.
º	As described above, Messrs. Gorin and Knutson are subject to a maximum ROAE Bonus for Adjusted ROAE that is 16% or greater.

As a result of the Compensation Committee’s decisions, including those described above, the ROAE Bonus formula used in 2015 for Messrs. Gorin and Knutson was as follows:

•	For Adjusted ROAE of less than or equal to the Zero Bonus Factor (i.e., 0.66%), no ROAE Bonus would be earned.
•	For Adjusted ROAE between the Zero Bonus Factor and 8%, the ROAE Bonus would be pro-rated between 0% and 100% of the target ROAE Bonus.
•	For Adjusted ROAE in excess of 8.0%, subject to the maximum ROAE Bonus for Messrs. Gorin and Knutson of two times the executive’s Target ROAE Bonus:
º	if Adjusted ROAE was less than or equal to 16%, the ROAE Bonus would be increased by a pro-rated amount above the Target ROAE Bonus (based on a straight-line, mathematical interpolation) such that total ROAE Bonus for Messrs. Gorin and Knutson would be two times the Target ROAE Bonus when ROAE is 16%.

Using a formula for 2015 that would result in a pro-rated portion of the ROAE Bonus being earned for Adjusted ROAE between the ROAE Target and the Zero Bonus Factor was determined as appropriate to reward some levels of financial performance below the target level; and continuing to maintain a formula that resulted in an ROAE Bonus in excess of target for Adjusted ROAE above 8% was determined as appropriate to reward financial performance that exceeded the target range.

IRM Bonus

Following its 2013 evaluation of our executive compensation program, the Compensation Committee continued to believe that it was important for it to retain a discretionary component of the annual incentive award process in order to be able to factor non-objective and non-quantifiable measures into the bonus decision-making process for our two most senior executives. With this in mind under the terms of each of Mr. Gorin’s and Mr. Knutson’s employment agreements, for each Performance Period, the target amount of the IRM Bonus (the “Target IRM Bonus”) of each executive is equal to 25% of such executive’s Overall Target Bonus. Based on his current Overall Target Bonus, Mr. Gorin’s Target IRM Bonus is $562,500, and Mr. Knutson’s Target IRM Bonus is $450,000. The executives’ employment agreements provide that each executive will be eligible to receive from zero to 200% of his respective Target IRM Bonus.

The actual amount of the IRM Bonus to be paid to the executive is determined by the Compensation Committee in its discretion based upon factors it deems relevant and appropriate, including, without limitation, MFA’s leverage strategy relative to other similarly situated companies as well as relative to its own business plan, MFA’s total stockholder return (both on an absolute basis, as well as relative to relevant indices and other similarly situated companies), overall management of risk and asset selection in generating our returns and the executive’s individual performance.

Components of Annual Incentive Awards to Messrs. Gorin and Knutson

Under the terms of Mr. Gorin’s and Mr. Knutson’s employment agreements, payment of each executive’s annual bonus is made in cash up to an amount of his then-current base salary. To the extent that the amount of the executive’s annual bonus is greater than his then-current annual base salary, 50% of such excess amount is paid in cash and 50% is paid in the form of fully-vested shares of Common Stock that are generally restricted from sale or transfer for the three-year period following their grant.

Long-Term Incentive Awards (LTIAs).  Under our Equity Compensation Plan the Compensation Committee has available to it a portfolio of equity compensation vehicles, including shares of Common Stock, restricted stock units (RSUs), dividend equivalent rights, stock options and other stock-based awards. The Compensation Committee has used this incentive compensation program periodically in the past to award Named Executive Officers with long-term incentives, including in connection with entering into or extending the term of employment agreements or other employment arrangements. The Compensation Committee makes these awards in its discretion without any pre-set target levels; however, in determining LTIAs, the Compensation Committee may consider the advice of its compensation consultant.

LTIAs to Messrs. Gorin and Knutson

Under the terms of their respective employment agreements, Mr. Gorin is entitled to annual grants of RSUs, consisting of 82,500 time-based RSUs (“TRSUs”) and a “target” amount of 82,500 performance-based RSUs (“PRSUs”) and Mr. Knutson is entitled to receive 70,000 TRSUs and a “target” amount of 70,000 PRSUs, in each of 2014, 2015 and 2016.

TRSUs.  Subject to exceptions in certain circumstances described below in “Potential Payments and Other Benefits upon Termination of Employment or Change in Control,” found on pages 50 to 53 of this Proxy Statement, each grant of TRSUs to be granted to Messrs. Gorin and Knutson will vest on the third December 31st to occur following the date of grant, subject to the executive’s continued employment with the Company. In addition, subject to exceptions in certain circumstances, unvested TRSUs will be forfeited as of the date of the executive’s termination of employment with the Company. Upon vesting, each executive will receive one share of our Common Stock for each TRSU that vests. To the extent that dividends are paid on our Common Stock during the period in which the TRSUs are outstanding, each executive will receive a dividend equivalent in the form of a cash payment in respect of the outstanding TRSUs.

PRSUs.  Subject to exceptions in certain circumstances described below in “Potential Payments and Other Benefits upon Termination of Employment or Change in Control,” each grant of PRSUs to be granted to Messrs. Gorin and Knutson will vest on the last day of the applicable three-year performance period, subject to the achievement of the TSR objective described below and the executive’s continued employment with the Company. The actual number of PRSUs that will be earned and that will vest will be based on the level of our cumulative total stockholder return (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR for the three-year performance period beginning on January 1st of the year of grant (e.g., the performance period for the PRSUs granted in 2015 is January 1, 2015 through December 31, 2017). To determine the actual number of PRSUs that will be earned and will vest, the “target” amount of each grant of PRSUs (82,500 in the case of Mr. Gorin; 70,000 in the case of Mr. Knutson) will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period. PRSUs that do not vest at the end of an applicable performance period will be forfeited. Upon vesting, the executive will receive one share of the Company’s common stock for each PRSU that vests.

Dividend equivalents are not paid in respect of the PRSUs during the performance period. Rather, dividend equivalents accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the executive in the form of additional shares of our Common Stock based on the closing price of the Common Stock on the vesting date.

2015 Compensation Decisions.  The following discussion addresses the actions taken by the Compensation Committee during 2015 regarding the base salary, annual incentives and long-term equity awards for the Named Executive Officers.

Base Salary

The Compensation Committee believes that the annual base salary paid in 2015 to each of the Named Executive Officers appropriately reflected the scope of the role and responsibilities of the applicable position, individual performance and experience and competitive market practices. The annual base salary for each of the Named Executive Officers during 2015 was as follows:

Executive	2015 Base Salary
William S. Gorin	$800,000
Craig L. Knutson	$700,000
Sunil Yadav	$300,000
Bryan Wulfsohn	$275,000
Stephen D. Yarad	$460,000
Annual Incentives

Messrs. Gorin and Knutson.  Annual incentive awards earned by Messrs. Gorin and Knutson consisted of both the formulaic ROAE Bonus and the discretionary IRM Bonus. A discussion of the Compensation Committee’s determination of each of these components is set forth below.

In evaluating Mr. Gorin’s and Mr. Knutson’s bonus level for the 2015 compensation period (December 1, 2014 to November 30, 2015) the Compensation Committee acknowledged the strong year that management had through its stewardship of the stockholders’ capital and the management of the Corporation’s assets, which was largely reflective of an Adjusted ROAE in excess of 13%. However, the Committee believed that because absolute total stockholder return for the 2015 compensation period was negative, the total bonus amount for each of Mr. Gorin and Mr. Knutson should be reduced from that awarded the previous year. The Compensation Committee believed that such a decrease should be modest in light of the fact that there are many factors that affect the price of MFA’s stock, only some of which management may have the ability to influence, and from a relative perspective, MFA’s stockholder return for the 2015 compensation period was still among the stronger-performing as compared to its peers, as well as compared to other companies in the broader mortgage REIT sector more generally. With the foregoing considerations in mind, the Compensation Committee set Mr. Gorin’s bonus at an aggregate $3,225,000 (as compared to an aggregate $3,350,651 for the prior year) and Mr. Knutson’s aggregate bonus at $2,580,000 (as compared to an aggregate $2,680,521 for the prior year). In light of the fact that the significant majority of Mr. Gorin’s and Mr. Knutson’s annual incentive compensation is determined on a formulaic basis through the ROAE Bonus, the Compensation Committee determined to use the discretion that it has with respect to each executive’s IRM Bonus to achieve the Compensation Committee’s desired outcome.

ROAE Bonus.  Under the ROAE Bonus methodology set forth in Messrs. Gorin’s and Knutson’s respective employment agreements, which is described on pages 28 to 31 of this Proxy Statement, Adjusted ROAE for the 2015 performance period (December 1, 2014 to November 30, 2015) was approximately 13.52%*, which was above the ROAE Target of 8% for 2015.

The ROAE Bonus component of Messrs. Gorin and Knutson’s annual bonus for 2015 was determined by applying the Adjusted ROAE of 13.52% to the previously established bonus formula, with the result that each executive earned a ROAE Bonus that was above their target amount for the ROAE Bonus. The “target” amount of this component of annual bonus, the percentage of that target amount earned and the total amount of the 2015 ROAE Bonuses earned by each executive is set forth in the table below:

Executive	Target ROAE Bonus ($)	% of ROAE Bonus Earned	2015 ROAE Bonus Earned ($)(1)
Mr. Gorin	$1,687,500	168.98%	$2,851,538
Mr. Knutson	$1,350,000	168.98%	$2,281,230

(1)	A portion of each executive’s 2015 annual bonus was paid in the form of fully-vested shares of our Common Stock with a mandatory three-year holding period from the date of their grant. See page 34 of this Proxy Statement.

IRM Bonus.  The actual amount of the IRM Bonus paid to each executive was determined by the Compensation Committee in its discretion based upon its review of MFA’s leverage strategy relative to other similarly situated companies as well as relative to its own business plan, MFA’s total stockholder return (both on an absolute basis, as well as relative to relevant indices of other similarly situated companies), overall management of risk and asset selection in generating our returns and the executive’s individual performance. In considering these factors, the Compensation Committee did not assign specific weightings to each, but instead considered them together as part of a comprehensive review.

Based on the above-described review, the Compensation Committee determined the IRM Bonuses for each executive for 2015. The target amount of this component of annual bonus, the percentage of that target amount earned and the total amount of the 2015 IRM Bonuses earned by each executive is set forth in the following table:

*	On a GAAP basis, for the 2015 performance period net income available to common stockholders was approximately $305.4 million and average total common stockholders’ equity was approximately $2.96 billion (which reflects the exclusion of approximately $193.3 million of equity attributable to preferred stock). Return on average total common stockholders’ equity on a GAAP basis for the period from December 1, 2014 to November 30, 2015, was approximately 10.33%. The calculation of return on average total common stockholders’ equity for purposes of determining Adjusted ROAE reflects (i) the exclusion of approximately $691.4 million of accumulated other comprehensive income (unrealized mark-to-market gains and/or losses) from the calculation of average total common stockholders’ equity on a GAAP basis and (ii) the add-back of approximately $800,000 of depreciation expense to GAAP net income for the 2015 performance period.

Executive	Target IRM Bonus ($)	% of IRM Bonus Earned	2015 IRM Bonus Earned ($)(1)
Mr. Gorin	$562,500	66.4%	$373,462
Mr. Knutson	$450,000	66.4%	$298,770

(1)	A portion of each executive’s 2015 annual bonus was paid in the form of a grant of fully-vested shares of our Common Stock with a mandatory three-year holding period from the date of their grant. See below.

In determining the amount of Mr. Gorin’s and Mr. Knutson’s IRM Bonuses, the Compensation Committee took into account the executives’ collective achievement during the course of the year in delivering consistent and attractive returns on MFA’s portfolio of assets while effectively managing the risks relating to our portfolio of mortgage-related assets, including maintaining a low level of leverage relative to other residential mortgage REITs, maintaining a low level of duration (which is a measure of interest rate sensitivity) for our overall portfolio and maintaining a consistent and appropriate level of liquidity to meet our cash needs. The Compensation Committee also noted Messrs. Gorin’s and Knutson’s leadership in evaluating and continuing to grow MFA’s investments in mortgage-backed securities backed by re-performing and non-performing loans (RPL/NPL RMBS) and residential whole loans. On an individual basis, the Compensation Committee took into account Mr. Gorin’s achievements in maintaining and building on the Company’s relationships with counterparties, industry groups and other constituencies important to our business success, as well as continuing to foster an inclusive corporate culture throughout the organization. With respect to Mr. Knutson, the Compensation Committee took into account his leadership in the selection and successful management of our credit sensitive assets, including our Non-Agency RMBS, RPL/NPL RMBS and residential whole loans, his key role in establishing alternative sources of financing for the Company, as well as leadership in overseeing certain of the staff functions within the Company. As indicated above, the Compensation Committee also considered MFA’s total stockholder return for the 2015 Performance Period on both an absolute basis and relative to its peers and the broader mortgage REIT sector more generally.

Determination of Form of Payment of 2015 Annual Bonuses for Messrs. Gorin and Knutson.   As indicated on page 31 of this Proxy Statement, Messrs. Gorin’s and Knutson’s employment agreements provide that any annual performance bonuses in an amount up to their respective current base salaries would be paid in cash and bonus amounts in excess of their current base salaries would be paid 50% in cash and 50% in the form of fully vested shares of Common Stock with a mandatory three-year holding period. The table below sets forth the application of this formula to the 2015 annual bonus amounts for Messrs. Gorin and Knutson and shows the portion of each executive’s total 2015 annual bonus that was paid in cash and in the form of Common Stock.

Executive	Total 2015 Bonus Earned ($)	Portion of 2015 Bonus Paid in Cash ($/%)	Portion of 2015 Bonus Paid in Common Stock ($/%)(1)
Mr. Gorin	$3,225,000	$2,012,500/62.4%	$1,212,500/37.6%
Mr. Knutson	$2,580,000	$1,640,000/63.6%	$940,000/36.4%

(1)	As noted above, these shares of Common Stock were fully vested upon grant, but subject to a mandatory three-year holding period.

Messrs. Yadav and Wulfsohn.  Pursuant to the terms of their respective employment agreements, Messrs. Yadav and Wulfsohn are eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee in its discretion. For 2015, the Compensation Committee, with the input of Mr. Gorin and Mr. Knutson, awarded the following bonuses to each of Mr. Yadav and Mr. Wulfsohn:

Executive	Total 2015 Bonus Earned ($)	Amount of 2015 Bonus Paid in Cash ($)	Amount of 2015 Bonus Paid in Common Stock(1) ($)
Mr. Yadav	760,320	532,200	228,120
Mr. Wulfsohn	725,313	507,719	217,594

(1)	Shares of Common Stock were fully-vested upon grant, but subject to a mandatory three-year holding period.

Although the amounts of Messrs. Yadav’s and Wulfsohn’s respective annual bonuses were determined in the discretion of the Compensation Committee, in determining the level of their bonuses, the Compensation Committee used a framework for its decisions that was similar to the methodology that it used to determine the annual bonus amount for each of Mr. Gorin and Mr. Knutson. In order to guide its decision making, the Compensation Committee, with the input of Messrs. Gorin and Knutson, assumed a “target” overall bonus for Mr. Yadav of $600,000 and “target” overall bonus for Mr. Wulfsohn of $500,000. The Compensation Committee then employed an illustrative scenario in which 50% of each executive’s target would be tied to Adjusted ROAE for the performance period from December 1, 2014 to November 30, 2015 (using the same methodology as used to calculate Messrs. Gorin’s and Knutson’s ROAE Bonus, which is described above) with the balance of each executive’s target tied to an assessment of the executive’s individual performance and overall company performance. As this approach was a framework for its decision making, the Compensation Committee then used its judgment and discretion to adjust the outcomes to arrive at the actual amount of each executive’s bonus.

The Compensation Committee believed that using this approach as a guide for its 2015 bonus decisions for Messrs. Yadav and Wulfsohn was appropriate in light of their key roles in the asset selection and management of our Non-Agency RMBS, RPL/NPL RMBS and residential whole loan portfolios, which are the principal portfolios that drive our earnings and returns. In addition, the Compensation Committee also noted Mr. Wulfsohn’s key role in establishing borrowing relationships with three lending counterparties to support the growth of MFA’s residential whole loan portfolio.

Mr. Yarad.  Mr. Yarad is eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee after receiving the input of our CEO. Annual incentive compensation for Mr. Yarad is based upon subjective assessments and evaluation of MFA’s annual performance and his individual performance. After receiving the input of Mr. Gorin, the Compensation Committee approved an annual incentive bonus of $280,000 for 2015, of which $224,000 was paid in cash and $56,000 was paid in the form of fully-vested shares of our Common Stock that are subject to a mandatory three-year holding period. Mr. Yarad’s bonus, which was the same as awarded to him for the prior year, was based on, among other things, his efforts in directing the activities performed by our finance and accounting staff in support of our business activities.

2015 Long-Term Equity-Based Incentive Awards

Under the terms of their employment agreement, Messrs. Gorin and Knutson were granted RSUs, consisting of 82,500 time-based RSUs (“TRSUs”) and a target amount of 82,500 performance-based RSUs (“PRSUs”) and 70,000 TRSUs and a target amount of 70,000 PRSUs, respectively, in January 2015. In addition, in order to further align the interests of the other Named Executive Officers and foster their retention, the Compensation Committee also made awards of TRSUs and PRSUs to Messrs. Yadav, Wulfsohn and Yarad.

•	The TRSUs will “cliff” vest on December 31, 2017, subject solely to continued employment through the vesting date. Upon vesting, the executive will receive one share of our Common Stock for each TRSU that vests. To the extent that dividends are paid on our Common Stock during the period in which the TRSUs are outstanding, each executive will receive a dividend equivalent in respect of the outstanding TRSUs in the form of a cash payment.

•	The PRSUs will “cliff” vest on December 31, 2017 subject to the achievement of the average TSR objective described below and the executive’s continued employment with the Company. The actual number of PRSUs that will be earned and will vest will be based on the level of the Company’s cumulative total stockholder return (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR for the three-year performance period beginning on January 1, 2015 and ending on December 31, 2017. To determine the actual number of PRSUs that will be earned and will vest, the target amount of each grant of PRSUs will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period. PRSUs that do not vest at the end of the performance period will be forfeited. Upon vesting, the executive will receive one share of the Company’s Common Stock for each PRSU that vests.

Dividend equivalents will not be paid in respect of the PRSUs during the performance period. Rather, dividend equivalents will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the executive in the form of additional shares of Common Stock based on the closing price of the Common Stock on the vesting date.

The number and grant date fair value of TRSUs and PRSUs comprising the 2015 long-term equity-based awards granted to each of the Named Executive Officers are set forth in the table below:

	TRSUs		PRSUs
Executive	#	Aggregate Grant Date Fair Value(1) $	#	Aggregate Grant Date Fair Value(1) $
Mr. Gorin	82,500	$657,616	82,500	$472,387
Mr. Knutson	70,000	$557,977	70,000	$400,813
Mr. Yadav	17,500	$139,494	17,500	$100,203
Mr. Wulfsohn	17,500	$139,494	17,500	$100,203
Mr. Yarad	10,000	$79,711	10,000	$57,259

(1)	Determined at the time the grant was made in accordance with FASB Accounting Standards Codification Topic 718.

*****

Other Elements of Compensation.  The following briefly summarizes the other elements of compensation that we provide to our Named Executive Officers beyond salary, annual incentives and long-term equity awards.

Deferred Compensation and Retirement Benefits.  In 2002, the Board adopted the Senior Officers Plan, which gives executive officers the ability to elect to defer up to 100% of their annual cash incentive compensation. Amounts deferred under this plan are subject to a five-year deferral period and can be paid in a lump sum or in installment payments at the termination of the deferral period. The Senior Officers Plan is intended to provide executive officers with an opportunity to defer certain compensation. Amounts deferred under the plan are considered to be converted into “stock units” of MFA, which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts (and the resultant stock units), together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. Prior to the time that the deferred accounts are settled, participants are unsecured creditors of MFA.

The Named Executive Officers are also eligible to participate in our tax qualified retirement savings plan (the “401(k) Plan”) under which all full time employees, subject to certain restrictions, are able to contribute compensation up to the limit prescribed by the Internal Revenue Service on a before tax basis. We match 100% of the first 3% of eligible compensation deferred by our employees and 50% of the next 2%, subject to a maximum ($10,600 for 2015) as provided by Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We have elected to operate this plan under applicable safe harbor provisions of the Code, whereby, among other things, we must make contributions for all participating employees, and all matches contributed by us vest immediately.

No Perquisites and Other Benefits.  The Compensation Committee provides no perquisites and other benefits to the Named Executive Officers. We do not provide a perquisite allowance to the Named Executive Officers, nor do we reimburse the Named Executive Officers for automobiles, clubs, financial planning, tax preparation, personal or home security or items of a similar nature. The Compensation Committee periodically reviews the appropriateness of perquisites in light of market practices, an individual executive’s particular facts and circumstances and within the context of the total compensation program. No actions were taken during 2015 regarding perquisites.

The Named Executive Officers are eligible to participate in our employee health and welfare benefit programs that are generally available to all employees. Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, the Named Executive Officers.

Other Features of Our Executive Compensation Program

Use of Employment Agreements.  We have historically used written employment agreements with certain of our executive officers to evidence our mutual understanding regarding the key terms of employment, including the employment term, level of base salary, other elements of compensation, reasons for termination of employment before the end of the term, severance payments and post-employment covenants. At present, we have written employment agreements with four executive officers (Messrs. Gorin, Knutson and Yadav, as well as with Gudmundur Kristjansson, one of our Senior Vice Presidents); however, only Messrs. Gorin’s and Knutson’s employment agreements have terms that extend beyond one year. The Compensation Committee believes that the use of employment agreements for each of Messrs. Gorin, Knutson, Yadav and Kristjansson helps the Company to retain key personnel responsible for the execution of MFA’s strategies and the management of its operations and provides certain protections for MFA in the form of covenants restricting post-termination employment and solicitation of our employees. Although the Compensation Committee has used written employment agreements to provide the Company and certain of its executives with certainty regarding the terms of employment and to encourage stability of key management, the Compensation Committee periodically discusses their merit in achieving these objectives and may, in its discretion, determine not to use written employment agreements in the future for certain or all of our employees. For additional details regarding the employment agreements of Messrs. Gorin, Knutson and Yadav, including the circumstances in which severance is payable and the amount of such severance benefits, see “Employment Contracts” on pages 46 to 50 and “Potential Payments upon Termination of Employment or Change in Control” on pages 50 to 54 of this Proxy Statement.

The Compensation Committee believes that the written employment agreements have been responsibly structured, including as follows:

•	Employment terms of reasonable length;
•	Severance arrangements individually tailored for each executive depending on his role and for the applicable termination scenario;
•	No “single trigger” or “modified single trigger” vesting of severance benefits and/or outstanding equity awards upon a change in control of the Company; and
•	No tax gross-up payments, and a cutback of any “golden parachute” payments in case of a change in control to the extent necessary to avoid any golden parachute excise taxes.

Clawback Policy.  We have a policy pursuant to which we seek to recover, to the extent practicable and as may be permitted by applicable law, incentive compensation payments that were paid or awarded to our executive officers and certain other members of management when:

•	the payment of such compensation was based on the achievement of financial results that were subsequently the subject of a material restatement; and
•	in the Board’s view, the employee engaged in fraud or misconduct that caused or partially caused the need for the restatement, and a smaller amount would have been paid to the employee based on our restated financial results.

Further, pursuant to the requirements of the Dodd-Frank law, in July 2015 the SEC proposed rules to require the clawback of certain types of incentive-based compensation in the event a company is required to restate previously-issued financial statements (regardless of whether such restatement was the result of misconduct) that would have resulted in a lower amount of incentive compensation being earned or paid. We will take appropriate steps to implement the requirements under these rules when they are finalized.

We also have included in Messrs. Gorin’s and Knutson’s respective employment agreements, as well as in the RSU award agreements relating to awards made to certain employees (including Messrs. Yadav, Wulfsohn and Yarad) in January 2014, January 2015 and January 2016, provisions requiring the forfeiture of unvested awards and permitting the recoupment of the after-tax value of vested awards in the event that that employee breaches certain covenants regarding, among other matters, confidentiality of Company information and solicitation of employees for a period of time after termination of employment.

Stock Retention and Ownership Requirements.  Equity awards received by certain of our Named Executive Officers are subject to a stock retention and ownership policy intended to further encourage significant long-term share ownership. Messrs. Gorin and Knutson are not permitted to sell or otherwise transfer shares received from equity awards granted pursuant to their employment agreements during the executive’s employment or for a period of six months following the termination of the executive’s employment, unless the value of the executive’s stock holdings in MFA exceeds a specified multiple of the executive’s annual base compensation (five times in the case of Mr. Gorin; four times in the case of Mr. Knutson). In addition, the shares of Common Stock granted as a component of each Named Executive Officer’s annual incentive compensation for 2014 and 2015 are prohibited from being sold or otherwise transferred for a period of three years from the date of grant.

Anti-Hedging Policy.  Our Insider Trading Policy prohibits our employees from engaging in short sales or in transactions in puts, calls or other derivative securities in respect of MFA’s equity and debt securities, whether on an exchange or in any other organized market. In addition, we prohibit our employees from engaging in other forms of hedging transactions involving MFA’s equity and debt securities, such as zero cost collars and forward sale contracts.

Advice from Independent Compensation Consultant.  Periodically since 2005, the Compensation Committee has retained an independent compensation consultant to assist the Compensation Committee in reviewing the competitiveness of its executive compensation program, considering the overall design of the compensation program and providing compensation advice independent of company management. During 2015 the Compensation Committee directly retained FPL Associates, a nationally-recognized compensation consulting firm, in this role. One or more representatives from FPL Associates meet, from time to time, with the Compensation Committee and provide assistance to the Compensation Committee with respect to various matters, including the following: (i) a benchmarking review of peer company executive compensation; (ii) the awards of annual incentive compensation; (iii) evaluating the elements and design of various aspects of our compensation program in light of current executive compensation practices for companies in our industry and public companies more generally; and (iv) assisting in the development of an appropriate peer group.

Under the terms of its engagement, FPL Associates does not provide any other services to us, except as may be pre-approved by the Chair of the Compensation Committee.

Compensation Committee Conflicts of Interest Analysis.  The Compensation Committee assessed the independence of FPL Associates pursuant to the factors set forth in its Charter and Rule 10c-1(b)(4) under the Securities Exchange Act of 1934, as amended. Based on this assessment, the Compensation Committee concluded that FPL Associates’ work for the Board of Directors did not raise any conflicts of interest.

Use of Tally Sheets.  The Compensation Committee periodically examines the components of our compensation programs offered to the Named Executive Officers, including, among other things, base salary, annual incentives, equity and long-term compensation, dividend and dividend equivalent payments, the dollar value (and the cost to us) of any perquisites and other personal benefits, the earnings and accumulated payout obligations under the Senior Officers Plan (as may be applicable) and the actual projected payout obligations under several potential severance and change in control scenarios. In connection with such review, a compensation tally sheet setting forth these components of our executive compensation program typically is prepared with respect to our most senior executives and reviewed by the Compensation Committee for this purpose.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee, which is comprised entirely of independent directors, makes recommendations to the independent directors of the Board on all compensation decisions relating to our CEO, and it determines and approves all compensation decisions related to our other Named Executive Officers. When making compensation recommendations for Named Executive Officers other than the CEO, the Compensation Committee will typically seek and consider the advice and counsel of the CEO and, in certain instances, our President and Chief Operating Officer, given their direct day-to-day working relationship with these senior executives. Taking this feedback into consideration, the Compensation Committee engages in discussions and makes final determinations related to compensation paid to the Named Executive Officers. All decisions regarding the compensation of our CEO are ratified and confirmed independently by the independent directors of the Board.

Deductibility of Executive Compensation.  Section 162(m) of the Code generally provides that compensation paid to a public company’s chief executive officer and to its other three most highly compensated officers, excluding the chief financial officer, will be deductible for tax purposes up to $1 million, unless the compensation qualifies as “performance-based compensation.” The Compensation Committee has the authority to structure PRSUs and other awards under the 2010 Plan with performance-based conditions that may qualify the awards as “performance-based compensation.” The Compensation Committee may, however, and typically does, authorize payments to executives that may not be fully deductible if it believes such payments are in the Company’s interests.

Compensation Risk Considerations

The Compensation Committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether they encourage unnecessary or excessive risk taking.

The Compensation Committee designs our compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the long term.

With respect to the primary elements of our compensation programs, we use a number of practices designed to help mitigate unnecessary risk taking, including:

•	annual base salaries for all employees, including the Named Executive Officers, which are fixed in amount and determined or approved in advance by the Compensation Committee and/or the Board;
•	annual incentive compensation, which for 2015 was partly or wholly discretionary and subjectively determined for all employees (including the IRM Bonus for Messrs. Gorin and Knutson), is determined or approved by the Compensation Committee and/or the Board;

•	annual incentive compensation is typically paid in a combination of cash and shares of Common Stock that are subject to a mandatory holding period or may be time-vested (thereby making unvested shares subject to forfeiture, in certain instances, upon termination of service); and
•	long-term incentive compensation is determined or approved in advance by the Compensation Committee and/or the Board and typically vests over a multi-year time period and/or is subject to the achievement of a performance criterion. Such compensation may also, in certain instances, be subject to forfeiture upon termination of service and subject to retention requirements.

With respect to the IRM-determined bonus used in 2015 for our two most senior executive officers, mitigating factors included in the use of this element of compensation consisted of the Compensation Committee’s right to apply, in any given year, a discretionary adjustment to adjust this component of such executives’ annual incentive award based upon the Compensation Committee’s assessment of certain company-related, market-related and individual performance factors.

Based on the foregoing, we believe that our compensation programs for 2015 were appropriately balanced, did not motivate or encourage unnecessary or excessive risk taking and did not create risks that were reasonably likely to have a material adverse effect on the Company.

*****

Report of the Compensation Committee

While MFA’s management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussions, the Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Robin Josephs, Chair
Stephen R. Blank
James A. Brodsky
Alan L. Gosule

The foregoing Compensation Committee Report shall not be deemed under the Securities Act of 1933, amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the Securities and Exchange Commission, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the compensation of our Named Executive Officers for the years ended December 31, 2015, 2014 and 2013 (other than for Mr. Yadav, who was not a Named Executive Officer in 2013, and Mr. Wulfsohn, who was not a Named Executive Officer in 2014 or 2013).

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)(5)	Non-equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
W. S. Gorin Chief Executive Officer(2)	2015	800,000	233,048	2,342,503	1,779,452	10,600	5,165,603
	2014	800,000	348,447	2,860,720	1,726,879	10,400	5,746,446
	2013	800,000	1,125,000	523,741	—	152,000	2,600,741
C. L. Knutson President and Chief Operating Officer(2)	2015	700,000	189,912	1,898,790	1,450,088	10,600	4,249,390
	2014	700,000	283,795	1,904,609	1,406,466	10,400	4,305,270
	2013	450,000	1,350,000	549,129	—	10,000	2,359,129
S. Yadav Senior Vice President	2015	300,000	532,200	467,817	—	10,600	1,310,617
	2014	300,000	561,384	469,180	—	10,400	1,340,964
B. Wulfsohn Senior Vice President	2015	275,000	507,719	457,291	—	10,600	1,250,610
S. D. Yarad Chief Financial Officer	2015	460,000	224,000	192,975	—	10,600	887,575
	2014	450,000	224,000	186,624	—	10,400	871,024
	2013	440,000	216,000	52,004	—	10,000	718,004

(1)	Material terms of the employment agreements of the Named Executive Officers, other than Mr. Yarad, who does not have an employment agreement, are provided under “Employment Contracts” on pages 46 to 50 of this Proxy Statement.
(2)	Mr. Gorin was promoted to Chief Executive Officer effective January 1, 2014. During 2013 he served as MFA’s President. Mr. Knutson was promoted to President and Chief Operating Officer effective January 1, 2014. During 2013 he served as an Executive Vice President of MFA.
(3)	Amounts in this column represent the cash component of discretionary bonus awards (in the case of Messrs. Gorin and Knutson, the IRM Bonus) that were paid to each of the Named Executive Officers in respect of the years presented.
(4)	Amounts in this column represent the aggregate grant date fair value of awards granted in the year indicated computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but excluding the effect of estimated forfeitures. For 2015, amounts included in this column are comprised of (i) time-based and performance-based restricted stock units (“RSUs”) granted to each of the Named Executive Officers in January 2015 and (ii) fully-vested shares of Common Stock granted to each of the Named Executive Officers in December 2015, which were granted as a component of the annual incentive awards paid to such officers for 2015. See the Grants of Plan-Based Awards for 2015 table on pages 42 to 44 of this Proxy Statement for further information on awards made in 2015. A discussion of the assumptions underlying the calculation of the RSU values may be found in Note 2(l) and Note 15 to our 2015 Consolidated Financial Statements on page 96 and pages 126 to 132 of our 2015 Annual Report to Stockholders on Form 10-K.

As indicated above, the amounts in this column for 2015 include the grant date fair value of, among other awards, performance-based RSUs (“PRSUs”) granted to each of the Named Executive Officers during the year. For purposes of the Summary Compensation Table, the grant date fair value of these PRSUs that is included in the amount reported in this column is based upon performance against the average total shareholder return (“TSR”) target during the three-year performance period and assumes that “target” performance is achieved. The target value of these PRSUs (which is included in the column) is as follows: for Mr. Gorin, $472,387; for Mr. Knutson, $400,813; for Mr. Yadav, $100,203; for Mr. Wulfsohn, $100,203; and for Mr. Yarad, $57,259. The maximum value of these PRSUs as of the grant date assuming the highest level of performance is achieved is as follows: for Mr. Gorin, $944,774; for Mr. Knutson, $801,626; for Mr. Yadav, $200,406; for Mr. Wulfsohn, $200,406; and for Mr. Yarad, $114,518. A description of these PRSU awards, including the vesting and performance conditions of such awards, can be found in note 5 to the Grants of Plan-Based Awards table below.

(5)	Amounts in this column exclude (i) accrued dividends that are ultimately paid to the executive on the vesting of restricted shares of Common Stock previously granted to the executive, (ii) dividends paid on unvested restricted shares of Common Stock and (iii) dividend equivalents paid in respect of outstanding RSUs (both vested and unvested). Dividend equivalents consist of a cash distribution in respect of each RSU equal to the cash dividend paid on a share of Common Stock. The right to receive dividends and dividend equivalents, as the case may be, were factored into the grant date fair value of the shares of Common Stock and RSUs reported for each year in the column, as well as for other shares of Common Stock and RSUs previously granted to the Named Executive Officers. The following table sets forth the amount of accrued dividends on unvested shares of Common Stock and dividend equivalents, paid or credited to the Named Executive Officers in 2015:

Name	Cash Dividend Equivalents ($)	Accrued Dividends to be Paid on Vesting of Restricted Shares ($)	Dividends Paid on Unvested Restricted Shares ($)
W. S. Gorin	245,368	139,981	—
C. L. Knutson	169,012	76,738	—
S. Yadav	66,500	—	11,256
B. Wulfsohn	43,500	—	5,074
S. D. Yarad	38,000	—	4,442
(6)	Amounts in this column represent the cash payment made to each of Mr. Gorin and Mr. Knutson in respect of the portion of his respective annual incentive award that was based on Adjusted ROAE (i.e., the ROAE Bonus) as determined in accordance with his respective employment agreement. See pages 28 to 31 and 32 to 33 of this Proxy Statement for additional information regarding the ROAE Bonus.
(7)	Amounts in this column represent (i) the employer matching contributions under the 401(k) Plan in the amount of $10,600 in respect of 2015, $10,400 in respect of 2014 and $10,000 in respect of 2013, in each case credited to each of the Named Executive Officers and (ii) dividend equivalents paid to Mr. Gorin in respect of vested stock options (for 2015 and 2014, $0; for 2013, $142,000), which expired unexercised in October 2013.

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted to the Named Executive Officers during the year ended December 31, 2015.

Grants of Plan-Based Awards for 2015

	Type of Award(1)	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards Target(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
W.S. Gorin	TRSU	01/12/2015	(4)	—	82,500	657,616
	PRSU	01/12/2015	(5)	82,500	—	472,387
	RS	12/09/2015	(6)	—	178,309	1,212,500
C.L. Knutson	TRSU	01/12/2015	(4)	—	70,000	557,977
	PRSU	01/12/2015	(5)	70,000	—	400,813
	RS	12/09/2015	(6)	—	138,236	940,000

	Type of Award(1)	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards Target(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
S. Yadav	TRSU	01/12/2015	(4)	—	17,500	139,494
	PRSU	01/12/2015	(5)	17,500	—	100,203
	RS	12/09/2015	(6)	—	33,547	228,120
B. Wulfsohn	TRSU	01/12/2015	(4)	—	17,500	139,494
	PRSU	01/12/2015	(5)	17,500	—	100,203
	RS	12/09/2015	(6)	—	32,000	217,594
S. D. Yarad	TRSU	01/12/2015	(4)	—	10,000	79,711
	PRSU	01/12/2015	(5)	10,000	—	57,259
	RS	12/09/2015	(6)	—	8,236	56,005

(1)	Type of Award:

RS = Restricted shares of Common Stock granted as part of annual incentive award

TRSU = Time-based RSUs

PRSU = Performance-based RSUs

(2)	This column shows the “target” number of PRSUs granted to each of the Named Executive Officers. The number of PRSUs that will ultimately vest is based upon the level of TSR of our Common Stock for the three-year performance period beginning January 1, 2015, and ending December 31, 2017. See note 5 below for further discussion regarding the applicable TSR goal and other material terms of these PRSU awards.
(3)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but excluding the effect of estimated forfeitures. For PRSUs, the grant date fair value is based on the assumption that the vesting condition for “target” performance will be achieved. See footnote 4 to the Summary Compensation Table for additional information.
(4)	In accordance with the terms of the applicable award agreements, these TRSU awards “cliff” vest on December 31, 2017, subject generally to the executive’s continued employment with MFA through such date. The TRSUs provide for current payment of dividend equivalents in cash (to the extent dividends are paid in respect of the Common Stock) during the vesting period. Each vested and outstanding TRSU will be settled in one share of Common Stock within 15 days of the date that such TRSU vests.
(5)	The number of PRSUs shown represents the “target” number of PRSUs granted. The number of underlying shares that the Named Executive Officer will become entitled to receive at the time of vesting will range from 0% to 200% of the target number of PRSUs granted, subject to the achievement of a pre-established performance metric tied to TSR. To determine the actual number of PRSUs that will vest, the target number will be adjusted up or down at the end of the three-year performance period ending December 31, 2017, based on our cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period. PRSUs that do not vest at the end of the performance period will be forfeited.

Dividend equivalents will not be paid in respect of the PRSUs during the performance period. Rather, dividend equivalents will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the Named Executive Officer in the form of additional shares of Common Stock based on the closing price of the Common Stock on the vesting date.

The PRSUs will be settled in an equivalent number of shares of our Common Stock within 30 days following the vesting date.

(6)	In accordance with the terms of the applicable award agreements, the Restricted Shares were fully vested upon the date of grant. However, such shares are prohibited from being sold or otherwise transferred by the Named Executive Officer (except for the surrender of shares to satisfy tax and other withholding obligations) until December 9, 2018.

Information regarding the vesting of the awards set forth in the table above upon termination of employment or change in control of MFA can be found under “Potential Payments upon Termination of Employment or Change in Control” on pages 50 to 54 of this Proxy Statement.

Outstanding Equity Awards

The following table summarizes all outstanding equity awards held by the Named Executive Officers on December 31, 2015:

Outstanding Equity Awards at Fiscal 2015 Year End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
W. S. Gorin
	—	—	—	—	14,724	(2)	97,178	—		—
	—	—	—	—	26,335	(3)	173,811	—		—
	—	—	—	—	4,250	(4)	28,050	—		—
	—	—	—	—	4,250	(5)	2,550	—		—
	—	—	—	—	82,500	(7)	544,500	—		—
	—	—	—	—	—		—	82,500	(9)	544,500
	—	—	—	—	82,500	(8)	544,500	—		—
	—	—	—	—	—		—	82,500	(10)	544,500
C. L. Knutson	—	—	—	—	16,904	(2)	111.566	—		—
	—	—	—	—	31,601	(3)	208,567	—		—

	—	—	—	—	2,831	(4)	18,685	—		—
	—	—	—	—	2,831	(5)	1,699	—		—
	—	—	—	—	70,000	(7)	462,000	—		—
	—	—	—	—	—		—	70,000	(9)	462,000
	—	—	—	—	70,000	(8)	462,000	—		—
	—	—	—	—	—		—	70,000	(10)	462,000
S. Yadav
	—	—	—	—	4,389	(6)	28,967	—		—
	—	—	—	—	17,500	(7)	115,500	—		—
	—	—	—	—	—		—	17,500	(9)	115,500
	—	—	—	—	17,500	(8)	115,500	—		—
	—	—	—	—	—		—	17,500	(10)	115,500
B. Wulfsohn
	—	—	—	—	2,212	(6)	14,599	—		—
	—	—	—	—	15,000	(7)	99,000	—		—
	—	—	—	—	—		—	15,000	(9)	99,000
	—	—	—	—	17,500	(8)	115,500	—		—
	—	—	—	—	—		—	17,500	(10)	115,500
S. D. Yarad
	—	—	—	—	1,826	(6)	12,052	—		—
	—	—	—	—	10,000	(7)	66,000	—		—
	—	—	—	—	—		—	10,000	(9)	66,000
	—	—	—	—	10,000	(8)	66,000	—		—
	—	—	—	—	—		—	10,000	(10)	66,000

(1)	For purposes of this table, the market value of the unvested Restricted Shares and unvested RSUs is deemed to be $6.60 per share, the closing price of the Company’s Common Stock on December 31, 2015.

(2)	These restricted share awards were granted on December 14, 2012. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2016.
(3)	These restricted share awards were granted on December 12, 2013. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2017.
(4)	In accordance with the terms of the applicable award agreements, dated July 1, 2013, these TRSU awards vest ratably on July 1, 2016, assuming continued employment with us. These TRSUs were granted in tandem with dividend equivalent rights (“DERs”) that provide for the current payment of dividend equivalents during the vesting period.
(5)	In accordance with the terms of the applicable award agreements, DERs were granted to Messrs. Gorin and Knutson as separate associated instruments in connection with the TRSUs granted to each of them in July 2011. As the TRSUs with which the DERs are associated vest or are forfeited over time, the number of outstanding DERs is reduced on a one-for-one basis by the number of TRSUs so vested or forfeited. For purposes of this table, the market value of DERs is determined based on an assumed dividend amount of $0.20 per quarter (which is the amount of the dividend declared by the Company for the quarter ended December 31, 2015) that would be paid in respect of the DERs through the date of expiration of such rights.

(6)	These restricted share awards were granted on December 12, 2013. Assuming continued employment with us, the restriction period on the remaining unvested shares lapses ratably, on December 12, 2016.
(7)	In accordance with the terms of the applicable award agreements, dated January 24, 2014, these TRSU awards “cliff” vest on December 31, 2016, assuming continued employment with us through such date (subject to earlier vesting in the case of death or disability). These TRSUs provide for the current payment of dividend equivalents in cash (to the extent dividends are paid in respect of the Common Stock) during the vesting period.
(8)	In accordance with the terms of the applicable award agreements, dated January 12, 2015, these TRSU awards “cliff” vest on December 31, 2017, assuming continued employment with us through such date (subject to earlier vesting in the case of death or disability). These TRSUs provide for the current payment of dividend equivalents in cash (to the extent dividends are paid in respect of the Common Stock) during the vesting period.
(9)	In accordance with the terms of the applicable award agreements, dated January 24, 2014, these PRSU awards “cliff” vest on December 31, 2016, assuming continued employment with us through such date. The number of PRSUs to ultimately vest is subject to the level of TSR achieved in respect of the Common Stock for the three-year period from January 1, 2014, to December 31, 2016. The number of units reported reflects the number of PRSUs that will vest assuming “target” level of TSR (i.e., simple 8% per annum) is achieved. Dividend equivalents will not be paid during the performance period, but rather will accrue during such period and will be paid out at the end of the performance period in the form of additional shares of Common Stock based on the number of PRSUs to ultimately vest.
(10)	In accordance with the terms of the applicable award agreements, dated January 12, 2015, these PRSU awards “cliff” vest on December 31, 2017, assuming continued employment with us through such date. The number of PRSUs to ultimately vest is subject to the level of TSR achieved in respect of the Common Stock for the three-year period from January 1, 2015, to December 31, 2017. The number of units reported reflects the number of PRSUs that will vest assuming “target” level of TSR (i.e., simple 8% per annum) is achieved. Dividend equivalents will not be paid during the performance period, but rather will accrue during such period and will be paid out at the end of the performance period in the form of additional shares of Common Stock based on the number of PRSUs to ultimately vest.

Options Exercised and Stock Vested in 2015

The following table summarizes certain information regarding options exercised and stock awards vested with respect to the Named Executive Officers during the year ended December 31, 2015.

	Option Exercises and Stock Vested in 2015
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
W. S. Gorin	—	—	232,667	1,603,861
C. L. Knutson	—	—	176,519	1,215,557
S. Yadav	—	—	43,228	291,818
B. Wulfsohn	—	—	36,130	244,849
S. D. Yarad	—	—	11,963	80,557

(1)	Amount is determined by reference to the price per share of our Common Stock on the date on which the applicable shares of Common Stock vested.

Deferred Plans

On December 19, 2002, the Board adopted the Senior Officers Plan, which is intended to provide our executive officers with an opportunity to defer up to 100% of certain compensation, as delineated in the Senior Officers Plan. Under the Senior Officers Plan, amounts deferred are considered to be converted into “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts (and the resultant stock units), together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. The Senior Officers Plan is a non-qualified plan under the Employee Retirement Income Security Act of 1974, as amended, and is not funded. Prior to the time that the deferred accounts are settled, participants are unsecured creditors of MFA. At present, none of our executive officers have any amounts deferred under the Senior Officers Plan.

Pension Benefits

The Named Executive Officers received no benefits in 2015 from us under defined pension plans. Our only retirement plan in which the Named Executive Officers were eligible to participate, apart from the Senior Officers Plan, is the 401(k) Plan.

Employment Contracts

We have employment agreements with the following Named Executive Officers: William S. Gorin, Craig L. Knutson and Sunil Yadav. As described below, these employment agreements provide Messrs. Gorin, Knutson and Yadav with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment.

William S. Gorin and Craig L. Knutson.  In connection with the promotion of Mr. Gorin to CEO and of Mr. Knutson to President and Chief Operating Officer, in each case effective January 1, 2014, on January 21, 2014, MFA entered into new employment agreements (each, a “2014 Employment Agreement”) with each of Mr. Gorin and Mr. Knutson, effective as of January 1, 2014. The 2014 Employment Agreements replaced and superseded each of Mr. Gorin’s and Mr. Knutson’s respective prior employment agreement with the Company. Set forth below is a summary of the material terms and conditions of the 2014 Employment Agreements. We filed complete copies of the 2014 Employment Agreements with the SEC on January 24, 2014.

Term

Each of the 2014 Employment Agreements has a fixed term running through December 31, 2016.

Base Salary

Mr. Gorin’s 2014 Employment Agreement provides for a base salary of $800,000 per annum, which is the same base salary as he received under his prior employment agreement with the Company. Mr. Knutson’s 2014 Employment Agreement provides for a base salary of $700,000 per annum, an increase of $250,000 per annum as compared to the base salary he received under his prior employment agreement.

Annual Performance-Based Bonus

The 2014 Employment Agreements provide that each executive is eligible to receive an annual performance-based bonus (the “Annual Bonus”) based on the Company’s and each executive’s individual performance during each of the 12-month periods beginning on December 1, 2013, 2014 and 2015 and ending on November 30 of the next succeeding year (each 12-month period being a “Performance Period”). Pursuant to the terms of each executive’s 2014 Employment Agreement, Mr. Gorin’s target annual bonus (the “Overall Target Bonus”) during each Performance Period is approximately 2.81 times his then-current annual base salary (i.e., $2,250,000 based on his current base salary of $800,000), and Mr. Knutson’s Overall Target Bonus during each Performance Period is approximately 2.57 times his then-current annual base salary (i.e., $1,800,000 based on his current base salary of $700,000).

The 2014 Employment Agreements provide that each executive’s Annual Bonus is comprised of two components. In the case of each executive (i) a portion of his Annual Bonus is payable based on Adjusted ROAE during the applicable Performance Period (i.e., the ROAE Bonus) and (ii) a portion of his Annual Bonus is based on the executive’s individual performance and the Company’s risk management (i.e., the IRM Bonus).

ROAE Bonus.  With respect to the ROAE Bonus, for each Performance Period, the target amount of the ROAE Bonus (the “Target ROAE Bonus”) for each executive is equal to 75% of such executive’s Overall Target Bonus. Based on his current Overall Target Bonus, Mr. Gorin’s Target ROAE Bonus is $1,687,500, and Mr. Knutson’s Target ROAE Bonus is $1,350,000. The 2014 Employment Agreements provide that each executive is eligible to receive from zero to 200% of his respective Target ROAE Bonus.

For purposes of determining the ROAE Bonus, Adjusted ROAE is calculated by dividing (i) MFA’s net income as determined in accordance with GAAP (but excluding non-cash, non-operating expense items such as depreciation and amortization expense) by (ii) MFA’s average stockholders’ equity (based on stockholders’ equity as of the last day of each month during the Performance Period) as determined in accordance with GAAP (but excluding accumulated other comprehensive income or loss, stockholders’ equity attributable to preferred stock and such other items as may be determined by the Compensation Committee of the Board).

The actual amount of ROAE Bonus to be paid to the executive is based on the Adjusted ROAE for the applicable Performance Period relative to a target (the “ROAE Target”) that is the greater of (A) the sum of (i) the average weekly interest rate (the “2-Year Treasury Rate”) on the 2-year U.S. Treasury note and (ii) 400 basis points or (B) 8%; provided that the ROAE Target shall not exceed 10%.

To the extent that MFA’s Adjusted ROAE for a Performance Period is (x) less than the ROAE Target for such Performance Period and (y) less than or equal to the 2-Year Treasury Rate during such Performance Period, then no ROAE Bonus will be paid to the executive (the “Zero Bonus Factor”). To the extent that Adjusted ROAE for a Performance Period is 16% or greater, then the executive will be paid two (2) times his Target ROAE Bonus. To the extent that Adjusted ROAE for a Performance Period is greater than the Zero Bonus Factor but less than 16%, then the executive will, based on a formula more particularly described in each of the 2014 Employment Agreements, be paid a multiple of between zero and two (2) times his Target

ROAE Bonus, with the executive being paid the Target ROAE Bonus to the extent that Adjusted ROAE for a Performance Period equals the ROAE Target for such Performance Period.

IRM Bonus.  With respect to the IRM Bonus, for each Performance Period, the target amount of the IRM Bonus (the “Target IRM Bonus”) for each executive is equal to 25% of such executive’s Overall Target Bonus. Based on his current Overall Target Bonus, Mr. Gorin’s Target IRM Bonus is $562,500, and Mr. Knutson’s Target IRM Bonus is $450,000. The 2014 Employment Agreements provide that each executive will be eligible to receive from zero to 200% of his Target IRM Bonus.

The actual amount of the IRM Bonus to be paid to the executive is determined by the Compensation Committee in its discretion based upon any factors it deems relevant and appropriate, including, without limitation, MFA’s leverage strategy relative to other similarly situated companies as well as relative to its own business plan, MFA’s total stockholder return (both on an absolute basis, as well as relative to relevant indices and other similarly situated companies), overall management of risk and asset selection in generating our returns and the executive’s individual performance.

*****

Under the terms of each of the 2014 Employment Agreements, payment of the executive’s Annual Bonus is made in cash up to an amount equal to his then-current base salary. To the extent that the amount of the executive’s Annual Bonus is greater than his then-current annual base salary, 50% of such excess amount is paid in cash and 50% is paid in the form of fully-vested shares of MFA Common Stock that will be restricted from sale or transfer for the three-year period following its grant, or, if earlier, until a change in control of MFA (as such term is defined in each 2014 Employment Agreement).

Equity Awards (LTIAs)

Under his 2014 Employment Agreement, Mr. Gorin is entitled to receive annual grants of RSUs, consisting of 82,500 TRSUs and a target amount of 82,500 PRSUs, in each of 2014, 2015 and 2016. Similarly, under his 2014 Employment Agreement, Mr. Knutson is entitled to receive annual grants of RSUs, consisting of 70,000 TRSUs and a target amount of 70,000 PRSUs, in each of 2014, 2015 and 2016.

TRSUs.  Subject to exceptions in certain circumstances described below in “Payments and Other Benefits upon Termination of Employment,” each grant of TRSUs to be granted to Messrs. Gorin and Knutson will vest on the third December 31st to occur following the date of grant, subject to the executive’s continued employment with the Company. In addition, subject to exceptions in certain circumstances described below, unvested TRSUs will be forfeited as of the date of the executive’s termination of employment with the Company. Upon vesting, each executive will receive one share of MFA Common Stock for each TRSU that vests. To the extent that dividends are paid on MFA Common Stock during the period in which the TRSUs are outstanding, each executive will receive dividend equivalents payable in cash in respect of the outstanding TRSUs.

PRSUs.  Subject to exceptions in certain circumstances described below in “Payments and Other Benefits upon Termination of Employment,” each grant of PRSUs to be granted to Messrs. Gorin and Knutson will vest on the last day of the applicable performance period, subject to the achievement of the average TSR objective described below and the executive’s continued employment with the Company. The actual number of PRSUs that will be earned and will vest will be based on the level of the Company’s cumulative total stockholder return (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR for the three-year performance period beginning on January 1st of the year of grant (e.g., the performance period for the PRSUs to be granted in 2014 will be January 1, 2014 through December 31, 2016). To determine the actual number of PRSUs that will be earned and will vest, the target amount of each grant of PRSUs will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount

(reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period. PRSUs that do not vest at the end of an applicable performance period will be forfeited. Upon vesting, the executive will receive one share of the Company’s Common Stock for each PRSU that vests.

Dividend equivalents will not be paid in respect of the PRSUs during the performance period. Rather, dividend equivalents will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the executive in the form of additional shares of MFA Common Stock based on the closing price of MFA Common Stock on the vesting date.

Vested RSUs to Mr. Gorin.  In addition to the equity awards described above, pursuant to the terms of Mr. Gorin’s 2014 Employment Agreement, Mr. Gorin also received a fully-vested RSU grant with respect to 70,621 shares of MFA Common Stock. Such RSUs will settle in the form of one share of MFA Common Stock for each RSU within 30 days following the earlier of (i) the third anniversary (i.e., January 24, 2017) of their date of grant and (ii) a change in control of MFA. Dividend equivalents are being paid in cash on such RSUs to the extent dividends are paid on our Common Stock during the period in which the RSUs are outstanding.

Garden Leave

Each executive must provide 90 days’ notice prior to his resignation, and the Company must provide 90 days’ notice prior to any termination by the Company without cause (in either case, except upon termination in connection with a change in control). During this period, the executive will continue to receive base salary and benefits, but will be ineligible to receive an Annual Bonus for any Performance Period that was not completed as of the beginning of the 90-day period.

Other Terms and Provisions

Each 2014 Employment Agreement provides that if any payments or benefits provided to the executive would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax, if such reduction would give the executive a better after-tax result than if he received the full payments and benefits and paid the excise tax.

Sunil Yadav. We entered into an employment agreement with Mr. Yadav on March 1, 2010, and amended such agreement on February 9, 2015. We filed a complete copy of Mr. Yadav’s employment agreement (including the amendment thereto) with the SEC on February 12, 2015.

Term

As amended, Mr. Yadav’s employment agreement had a fixed term running through December 31, 2015, provided that the agreement renews each year for an additional one-year period unless either MFA or Mr. Yadav gives the other party notice of its or his intent not to renew the agreement not less than 90 days prior to the end of the term (or any renewal term). Neither the Company nor Mr. Yadav delivered a notice of intent not to renew at least 90 days prior to December 31, 2015. Accordingly, his employment agreement currently remains in effect until December 31, 2016 (subject to any further renewal).

Base Salary

Mr. Yadav’s employment agreement provides for a base salary of $300,000 annum.

Annual Performance-Based Bonus

Mr. Yadav is eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee or the Board in its discretion upon the recommendation of our CEO.

Garden Leave

Under the terms of his employment agreements, in the event that Mr. Yadav resigns from his employment with MFA, we have the right to require him to refrain from working for another firm or entity in the same business as ours for a period of 90 days after the his resignation (during which period he will continue to be entitled to receive his base salary and other contractual benefits).

Bryan Wulfsohn.  Mr. Wulfsohn’s employment is not governed by an employment agreement, and consequently, Mr. Wulfsohn is an “at will” employee. For 2015, Mr. Wulfsohn was paid a base salary of $275,000, and for 2016 Mr. Wulfsohn’s base salary is $300,000. Mr. Wulfsohn’s annual performance bonus is determined in the discretion of the Compensation Committee, in consultation with our CEO. Mr. Wulfsohn’s terms of employment do not provide for any payments upon the termination of his employment or a change in control involving MFA (except, in the case of equity-based awards, as may be provided in the award agreements governing such awards).

Stephen D. Yarad.  Mr. Yarad’s employment is not governed by an employment agreement, and consequently, Mr. Yarad is an “at will” employee. For 2015, Mr. Yarad was paid a base salary of $460,000, which is also his base salary for 2016. Mr. Yarad’s annual performance bonus is determined in the discretion of the Compensation Committee, in consultation with our CEO. Mr. Yarad’s terms of employment do not provide for any payments upon the termination of his employment or a change in control involving MFA (except, in the case of equity-based awards, as may be provided in the award agreements governing such awards).

*****

Each of the employment agreements of Messrs. Gorin, Knutson and Yadav includes limitations on (a) providing services to, or acquiring certain interests in, any other mortgage REIT and (b) soliciting our employees, in either case without our consent, for a period of time following a termination of employment. Mr. Yarad’s and Mr. Wulfsohn’s terms of employment prohibit them from soliciting our employees without our consent for a period of one year following a termination of employment and require them to maintain the confidentiality of our confidential and proprietary information.

Potential Payments upon Termination of Employment or Change in Control (CIC)

The tables below show certain potential payments that would have been made to a Named Executive Officer under his respective current employment agreement or award agreement(s) assuming such person’s employment had terminated at the close of business on December 31, 2015, under various scenarios, including a Change in Control. In the case of Mr. Yadav the tables assume that neither the Company nor he, as the case may be, gave notice of its or his intention not to renew the executive’s employment agreement with the Company for 2016.

The tables include only the value of the incremental amounts payable to the Named Executive Officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable Named Executive Officer as of December 31, 2015 (including, for example, any annual bonus earned but not yet paid as of such date, dividend equivalents relating to dividends declared but not paid as of such date, vested but not settled RSUs, TRSUs or PRSUs, or the employer 401(k) match of $10,600 for the Named Executive Officers).

The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables.

As used below, the terms “Cause,” “Change in Control,” “Disability,” and “Good Reason” shall have the respective meanings set forth in the applicable employment agreement, each of which has been filed with the SEC, or award agreement(s), forms of which have been filed with the SEC.

Because the payments to be made to a Named Executive Officer depend on several factors, the actual amounts to be paid out upon a Named Executive Officer’s termination of employment can only be determined at the time of the executive’s separation from the Company.

Potential Payments upon Termination of Employment/CIC: W. S. Gorin

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits due to Termination Event
Severance/Payment to Representative or Estate	$800,000	$800,000	$6,983,767	$200,000	$6,983,767
Value of Accelerated Equity Awards(1)	$2,015,960	$2,015,960	$1,544,502	—	$2,717,101
Deferred Compensation	—	—	—	—	—
Other Benefits	—	$55,295	—	$9,216	$55,295
Total Value of Incremental Benefits	$2,815,960	$2,871,255	$8,528,269	$209,216	$9,756,163

Potential Payments upon Termination of Employment/CIC: C. L. Knutson

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits due to Termination Event
Severance/Payment to Representative or Estate	$700,000	$700,000	$6,107,014	$175,000	$6,107,014
Value of Accelerated Equity Awards(1)	$1,770,152	$1,770,152	$1,401,592	—	$2,393,085
Deferred Compensation	—	—	—	—	—
Other Benefits	—	$55,295	—	$9,216	$55,295
Total Value of Incremental Benefits	$2,470,152	$2,525,447	$7,508,606	$184,216	$8,555,394

Potential Payments upon Termination of Employment/CIC: S. Yadav

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits due to Termination Event
Severance/Payment to Representative or Estate	$1,029,099	$1,029,099	$1,029,099	$75,000	$1,029,099
Value of Accelerated Equity Awards(1)	$411,112	$411,112	$411,112	—	$536,845
Deferred Compensation	—	—	—	—	—
Other Benefits	—	—		$9,216	—
Total Value of Incremental Benefits	$1,440,211	$1,440,211	$1,440,211	$84,216	$1,565,944

Potential Payments upon Termination of Employment/CIC: B. Wulfsohn

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits due to Termination Event
Severance/Payment to Representative or Estate	$—	$—	$—	—	—
Value of Accelerated Equity Awards(1)	$365,205	$365,205	$15,042	—	—
Deferred Compensation	—	—	—	—	—
Other Benefits	—	—	—	—	—
Total Value of Incremental Benefits	$365,205	$365,205	$15,042	—	—

Potential Payments upon Termination of Employment/CIC: S. D. Yarad

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits due to Termination Event
Severance/Payment to Representative or Estate	—	—	—	—	—
Value of Accelerated Equity Awards(1)	$230,284	$230,284	$12,417	—	—
Deferred Compensation	—	—	—	—	—
Other Benefits	—	—	—	—	—
Total Value of Incremental Benefits	$230,284	$230,284	$12,417	—	—

(1)	Value of Accelerated Equity Awards. For purposes of these tables, values for restricted shares, TRSUs and PRSUs are based on $6.60 per share, the closing price of our stock on December 31, 2015. For purposes of these tables, we have assumed that the performance metrics with respect to the PRSUs have been achieved.

(a) Death and Disability

The following incremental benefits would be paid to a Named Executive Officer or his estate or legal representative in the event of his death or Disability:

(i) Severance/Payment to Representative or Estate:  For Messrs. Gorin and Knutson, 100% of his respective annual base salary. For Mr. Yadav, a payment equal to 100% of the sum of his (a) base salary and (b) the average of the annual bonuses paid to him for the three years prior to termination (the “Three Year Average Bonus”).

(ii) Value of Accelerated Equity Awards:  For Messrs. Gorin and Knutson, represents the aggregate value resulting from the (i) immediate full vesting of all outstanding restricted shares of Common Stock that would have otherwise vested within 12 months from the date of the executive’s termination (and the payment of all dividends, including accrued dividends, on such shares), (ii) immediate full vesting and settlement of all oustanding TRSUs and (iii) pro rata vesting (determined by crediting the executive with service through the grant date anniversary following the date of termination) of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the end of the applicable performance period.

For Messrs. Yadav, Wulfsohn and Yarad, represents the aggregate value resulting from the (i) immediate full vesting of all outstanding restricted shares of Common Stock (and the payment of all dividends, including accrued dividends, on such shares), (ii) immediate full vesting and settlement of all outstanding TRSUs and (iii) pro rata vesting (determined by crediting the executive with service through the grant date anniversary following the date of termination) of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the end of the applicable performance period.

For purposes of these tables, we have assumed that the “target” performance metric with respect to outstanding PRSUs has been achieved and a pro rata portion of the “target” number of PRSUs would vest.

(iii) Other Benefits:  For each of Messrs. Gorin and Knutson, in the event of Disability only, the continued participation, at MFA’s expense, in MFA’s health insurance for himself and his eligible dependents following the executive’s termination for the 18-month period following termination.

(b) Termination Without Cause/Resignation for Good Reason

The following incremental benefits would be paid to a Named Executive Officer in the event he is terminated without Cause not in connection with a Change in Control or resigns for Good Reason:

(i) Severance:  For Messrs. Gorin and Knutson, a payment equal to 200% of the sum of (a) his respective base salary and (b) the Three Year Average Bonus. For Mr. Yadav, a payment equal to 100% of the sum of (a) his base salary and (b) the Three Year Average Bonus.

(ii) Value of Accelerated Equity Awards:  For Messrs. Gorin and Knutson, amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding time-based equity-based awards that would have otherwise vested within 12 months from the date of the executive’s termination, (ii) immediate full vesting of any restricted shares of Common Stock previously granted to the executive as part of his annual bonus under his prior employment agreement and (iii) pro rata vesting of outstanding PRSUs not otherwise granted to the executive as part of his annual bonus, subject to the achievement of applicable performance goals measured through the end of the applicable performance period.

For Mr. Yadav, amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding restricted shares of Common Stock (and the payment of all dividends, including accrued dividends, on such shares), (ii) immediate full vesting and settlement of all outstanding TRSUs and (iii) pro rata vesting of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the end of the applicable performance period.

For Messrs. Wulfsohn and Yarad (only in the event of termination without Cause), represents the aggregate value resulting from the immediate full vesting of all outstanding restricted shares of Common Stock (and the payment of all dividends, including accrued dividends, on such shares).

For purposes of these tables, we have assumed that the “target” performance metric with respect to outstanding PRSUs has been achieved and a pro rata portion of the “target” number of PRSUs would vest.

(c) Termination for Cause/Voluntary Resignation

The following incremental benefits would be paid to Mr. Gorin or Mr. Knutson in the event he is terminated for Cause or resigns without Good Reason and to Mr. Yadav in the event he resigns without Good Reason:

(i) Severance:  Three months’ base salary pursuant to the “Garden Leave” provisions set forth in the employment agreement.

(ii) Other Benefits:  Three months’ continued participation, at our expense, in MFA’s health insurance pursuant to the “Garden Leave” provisions set forth in the applicable executive’s employment agreement.

(d) Termination/Resignation upon Change in Control

The following incremental benefits would be paid to a Named Executive Officer in the event he resigns or is terminated under certain circumstances in connection with a Change in Control:

“Double Trigger.”  For each of Messrs. Gorin, Knutson, and Yadav, benefits would be payable only in the event the executive’s employment is terminated by MFA (other than for Cause), or he resigns for Good Reason, within 12 months following a Change in Control.

(i) Severance:  For Messrs. Gorin and Knutson, 200% of the sum of his (a) base salary and (b) Three Year Average Bonus. For Mr. Yadav, 100% of the sum of his (a) base salary and (b) Three Year Average Bonus.

(ii) Value of Accelerated Equity Awards:  Represents the aggregate value resulting from the immediate full vesting of all outstanding equity-based awards (and the payment of all dividends and dividend equivalents, including accrued dividends and dividend equivalents, on such awards).

(iii) Other Benefits:  For each of Messrs. Gorin and Knutson, the continued participation, at MFA’s expense, in MFA’s health insurance plan for himself and his eligible dependents following the executive’s termination for the 18-month period following termination.

Termination of Mr. Gorin or Mr. Knutson upon Expiration of Employment Agreement

In addition to amounts payable to Mr. Gorin or Mr. Knutson under the scenarios described above, in the event Mr. Gorin’s or Mr. Knutson’s employment is terminated upon expiration of his employment agreement on December 31, 2016, he would be entitled to receive six months’ base salary ($400,000 in the case of Mr. Gorin; $350,000 in the case of Mr. Knutson). In addition, any unvested shares of Common Stock granted to the executive as part of his annual bonus under any prior employment agreement would vest, to the extent not already vested, and the executive would be entitled to receive the payment of all dividends, including accrued dividends, on such shares. Also in such circumstances, Mr. Gorin or Mr. Knutson, as the case may be, would be able to continue to participate, at MFA’s expense, in MFA’s health insurance following his termination for the six-month period following termination.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents certain information with respect to our Equity Compensation Plan under which our Common Stock may be issued to employees or non-employees (such as directors, consultants and advisors) as of December 31, 2015, which was approved by our stockholders. Our stockholders have approved all of our equity compensation plans.

Award(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)
Stock Options	-0-		N/A
Restricted Stock Units (or RSUs)	1,875,730		N/A	(2)
Total	1,875,730	$	N/A	(2)	9,366,840	(3)

(1)	All equity-based compensation is granted pursuant to plans that have been approved by our stockholders.
(2)	RSUs include unvested TRSUs and PRSUs and vested but not settled RSUs, TRSUs and PRSUs. A weighted average exercise price is not applicable for our RSUs, as such equity awards result in the issuance of shares of our Common Stock provided that such awards vest and, as such, do not have an exercise price. As of December 31, 2015, 729,523 RSUs were vested, 584,907 RSUs were subject to time-based vesting and 561,300 RSUs will vest subject to achieving a market condition.
(3)	Number of securities remaining available for future issuance under equity compensation plans excludes (i) RSUs presented in the table and (ii) 110,920 unvested shares of Common Stock, which were granted prior to December 31, 2015, and remained outstanding at such date. In addition, the number of securities remaining available for issuance excludes 305,000 TRSUs and 305,000 PRSUs, which were granted after December 31, 2015.

3. ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, and in accordance with the Board’s determination, based on the recommendation of the Compensation Committee, we are seeking an advisory (non-binding) vote on the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis” of this Proxy Statement) as disclosed on pages 21 to 46 of this Proxy Statement. Stockholders are being asked to vote on the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of MFA Financial, Inc. approve, on an advisory basis, the compensation of MFA’s Named Executive Officers as disclosed in the Proxy Statement for the 2016 Annual Meeting, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures.”

This proposal, commonly known as a Say-on-Pay proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, program design and practices.

You are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section of this Proxy Statement.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of MFA. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on our records and other information, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2015, except that Ronald A. Freydberg, William S. Gorin and Craig L. Knutson, each an executive officer of MFA, filed one late report, in each case with respect to one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us as of the Record Date, regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the Common Stock, (ii) the Named Executive Officers, (iii) our directors and (iv) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned	Percent of Class
Name and Business Address(1)	Shares(2)(3)
Directors and Officers
William S. Gorin	868,984	*
Craig L. Knutson	516,474	*
Sunil Yadav	187,453	*
Bryan Wulfsohn	68,499	*
Stephen D. Yarad	44,703	*
Stephen R. Blank	45,521	*
James A. Brodsky	86,826	*
Richard J. Byrne	12,305	*
Laurie Goodman	11,419	*
Alan L. Gosule	71,758	*
Robin Josephs	85,785	*
George H. Krauss	89,041	*
All directors and executive officers as a group (17 persons)	2,864,219	*
5% Beneficial Owners
FMR LLC(4) 245 Summer Street Boston, MA 02210	36,342,858	9.81%
Thornburg Investment Management Inc.(5) 2300 North Ridgetop Road Santa Fe, NM 87506	35,450,490	9.55%
Prudential Financial, Inc.(6)
Jennison Associates LLC 751 Broad Street Newark, NJ 07102	27,403,923	7.4%
The Vanguard Group(7) 100 Vanguard Boulevard Malvern, PA 19355	24,395,336	6.58%
BlackRock, Inc.(8) 55 East 52nd Street New York, NY 10055	20,372,644	5.5%

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and Named Executive Officer is c/o MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.
(2)	Each director and Named Executive Officer has sole voting and investment power with respect to these shares, except that Mr. Krauss’ spouse has sole voting and investment power with respect to 22,223 shares.
(3)	Includes unvested Restricted Shares granted to the Named Executive Officers pursuant to our Equity Compensation Plan as follows: Mr. Gorin — 41,059 Restricted Shares; Mr. Knutson — 48,505 Restricted Shares; Mr. Yadav — 4,389 Restricted Shares; Mr. Wulfsohn — 2,212 Restricted Shares; and Mr. Yarad — 1,826 Restricted Shares.

(4)	On its Schedule 13G/A (Amendment No. 2) filed with the SEC on February 12, 2016, FMR LLC reported beneficially owning 36,342,858 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 1,320 shares of Common Stock beneficially owned by it, and (ii) sole dispositive power with respect to 36,342,858 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of approximately 9.81%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(5)	On its Schedule 13G/A (Amendment No. 4) filed with the SEC on February 12, 2016, Thornburg Investment Management Inc. reported beneficially owning 35,450,490 shares of Common Stock, comprised of having sole voting and sole dispositive power with respect to all 35,450,490 shares of Common Stock beneficially owned by it.
(6)	On its Schedule 13G/A (Amendment No. 2) filed with the SEC on January 28, 2016, Prudential Financial, Inc. reported beneficially owning an aggregate 27,403,923 shares of Common Stock, which number includes 26,118,170 shares with respect to which its indirect subsidiary, Jennison Associates LLC, has sole voting power. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 7.4%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(7)	On its Schedule 13G/A (Amendment No. 2) filed with the SEC on February 10, 2016, The Vanguard Group reported beneficially owning 24,395,336 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 287,907 shares of Common Stock beneficially owned by it, (ii) sole dispositive power with respect to 24,137,514 shares of Common Stock beneficially owned by it and (iii) shared dispositive power with respect to 257,822 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 6.58%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(8)	On its Schedule 13G/A (Amendment No. 3) filed with the SEC on February 10, 2016, Blackrock, Inc. reported beneficially owning 20,372,644 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 18,961,194 shares of Common Stock beneficially owned by it and (ii) sole dispositive power with respect to all 20,372,644 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 5.5%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.

OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2017 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting in accordance Rule 14a-8 of the SEC’s proxy rules must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 14, 2016.

Pursuant to our current Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders, which is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2017 Annual Meeting of Stockholders must notify us in writing of such proposal by December 14, 2016, but in no event earlier than November 14, 2016.

Any such nomination or proposal should be sent to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022 and, to the extent applicable, must include the information required by our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, Attention: Secretary, or by calling our investor relations phone line at (212) 207-6433. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, facsimile transmission, electronic transmission, internet, mail or in person. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $11,000 plus reimbursement of certain out-of-pocket expenses. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE ATTENTION OF OUR SECRETARY AT MFA FINANCIAL, INC., 350 PARK AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022.

By Order of the Board

Harold E. Schwartz
Secretary

New York, New York
April 12, 2016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00204-P74496 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MFA FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. James A. Brodsky	☐	☐	☐
1b. Richard J. Byrne	☐	☐	☐
1c. Alan L. Gosule	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) on the records of the company and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such under signature(s). Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

E00205-P74496

MFA FINANCIAL, INC.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of MFA Financial, Inc., a Maryland corporation (the "Company"), hereby authorizes and appoints James A. Brodsky, Alan L. Gosule and/or George H. Krauss, or any of them or their respective successors, as proxies for the undersigned, with full power of substitution in each of them, to attend the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of the Company, to be held at The Lotte New York Palace Hotel, 455 Madison Avenue (at 51st Street), New York, New York 10022, on Wednesday, May 25, 2016, at 9:00 a.m., New York City time, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST (i) "FOR" EACH NOMINEE FOR DIRECTOR, (ii) "FOR" THE RATIFICATION OF KPMG LLP AS MFA'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016, AND (iii) "FOR" THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION, EACH AS DESCRIBED IN THE PROXY STATEMENT. THIS PROXY IS REVOCABLE. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3.

Address change/comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the reverse side)